UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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TD Ameritrade Holding Corporation

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TD Ameritrade

2019 Proxy and Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”) will be located at the Company’s corporate headquarters, 200 South 108th Avenue, in Omaha, Nebraska, on Wednesday, February 13, 2019, at 9:00 a.m., Central Standard Time. You may also attend the meeting virtually via the Internet at amtd.onlineshareholdermeeting.com, where you will be able to vote electronically and submit questions during the meeting.

At the 2019 Annual Meeting the following items of business will be considered:

1)	The election of four nominees recommended by the board of directors to the board of directors;

2)	Advisory vote to approve executive compensation; and

3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

Only stockholders of record at the close of business on December 17, 2018 will be entitled to notice of and to vote at the meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this Proxy Statement and our 2018 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting (in person or virtually via the Internet), please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person or virtually via the Internet. Proxies are being solicited on behalf of the board of directors.

By Order of the Board of Directors

Ellen L.S. Koplow,

Secretary

Omaha, Nebraska

December 31, 2018

General Information About the Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of TD Ameritrade Holding Corporation (the “Company”). The Annual Meeting will be held on Wednesday, February 13, 2019 at 9:00 a.m., Central Standard Time, at the Company’s corporate headquarters, 200 South 108th Avenue, Omaha, Nebraska and via the Internet at amtd.onlineshareholdermeeting.com, where you will be able to vote electronically and submit questions during the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about December 31, 2018.

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 17, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 561,142,554 shares of common stock issued and outstanding.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class II directors recommended by the board of directors, an advisory vote to approve executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated on any such proxy, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. At this time, we are unaware of any matters, other than those described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting (in person or via the Internet) may revoke their proxies and vote in person. Stockholders attending the Annual Meeting via the Internet should follow the instructions at amtd.onlineshareholdermeeting.com in order to vote at the meeting.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld or abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors recommended by the board of directors and the advisory vote to approve executive compensation.

Voting Electronically

In order to vote online or via telephone before the Annual Meeting, go to the www.proxyvote.com website or call the toll-free number on the proxy card or Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided. You may also vote while attending the meeting on the Internet. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice. If you would like to receive future stockholder materials electronically, please enroll at http://enroll.icsdelivery.com/AMTD. Please have the proxy card you received available when accessing the site.

TD Ameritrade 2019 Proxy Statement	1

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Board of Directors

The Company’s certificate of incorporation divides the Company’s board of directors into three classes. Each class shall consist, as nearly as possible, of one-third of the total number of directors with each class being elected to a staggered three-year term. The Toronto-Dominion Bank, a Canadian chartered bank, owned approximately 42% of our common stock as of the Record Date. References to “TD” or “TD Bank Group” in this Proxy Statement refer to The Toronto-Dominion Bank and its subsidiaries. In connection with the Company’s January 24, 2006 acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Company entered into a stockholders agreement, as amended (the “Stockholders Agreement”).

Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, up to five of whom may be designated by TD, one of whom is the Company’s chief executive officer (“CEO”), and the remainder of whom are outside independent directors who are nominated by the Outside Independent Directors Committee (“OID Committee”) and subject to consent by TD not to be unreasonably withheld. The right of TD to designate directors is subject to its maintaining specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. As of the Record Date, based on its ownership position in the Company, TD has the right to designate five members of the board of directors. See discussion under “Stock Ownership and Related Information – Stockholders Agreement” for additional information regarding the terms of the Stockholders Agreement. The board of directors has nominated the following persons as directors to be voted upon at the Annual Meeting: Bharat B. Masrani, Irene R. Miller, Todd M. Ricketts and Allan R. Tessler, as Class II directors to serve terms ending at the 2022 annual meeting of stockholders. Mr. Masrani and Ms. Miller are designees of TD. Messrs. Ricketts and Tessler are outside independent directors. Lorenzo A. Bettino, V. Ann Hailey, Joseph H. Moglia and Wilbur J. Prezzano are Class III directors serving terms ending at the 2020 annual meeting of stockholders. Tim Hockey, Brian M. Levitt, Karen E. Maidment and Mark L. Mitchell are Class I directors serving terms ending at the 2021 annual meeting of stockholders. The board of directors has determined that Mses. Hailey, Maidment and Miller and Messrs. Bettino, Levitt, Mitchell, Moglia, Prezzano, Ricketts and Tessler are independent as defined in Nasdaq Rule 5605.

The board of directors knows of no reason why any of Messrs. Masrani, Ricketts and Tessler and Ms. Miller might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Masrani, Ricketts and Tessler and Ms. Miller is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class II director and any other person pursuant to which any of such nominees was selected. The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and voting, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the election of each of Messrs. Masrani, Ricketts and Tessler and Ms. Miller as Class II directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF BHARAT B. MASRANI, IRENE R. MILLER, TODD M. RICKETTS AND ALLAN R. TESSLER AS CLASS II DIRECTORS.

2	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires

Bharat B. Masrani	62	Group President and Chief Executive Officer, TD Bank Group	2013	Class II 2022

Irene R. Miller	66	Chief Executive Officer, Akim, Inc.	2015	Class II 2022

Todd M. Ricketts	49	Director, Chicago Baseball Holdings, LLC	2011(1)	Class II 2022

Allan R. Tessler	82	Chairman and Chief Executive Officer, International Financial Group, Inc.	2006	Class II 2022

(1)	Mr. Todd M. Ricketts previously served on the Company’s board of directors from October 2011 to February 2014 and was reelected effective January 2015.

TD Ameritrade 2019 Proxy Statement	3

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Bharat B. Masrani Age: 62 Director Since: 2013

Experience

Mr. Masrani is group president and chief executive officer of TD Bank Group. Mr. Masrani has served in this position since November 2014. From July 2013 until his current appointment, Mr. Masrani served as chief operating officer of TD Bank Group. Mr. Masrani served as group head, U.S. personal and commercial banking of TD Bank Group and president and chief executive officer of TD Bank US Holding Company and TD Bank, N.A. (a wholly-owned subsidiary of TD) from 2008 until 2013. From 2003 to 2008, he served as vice chairman and chief risk officer of TD Bank Group. Mr. Masrani joined TD Bank Group in 1987 as a commercial lending trainee and during his tenure with TD Bank Group he has served in various leadership positions, including senior vice president and chief executive officer of TD Waterhouse Investor Services in Europe, senior vice president of corporate finance and co-head in Europe, vice president and country head for India and vice president and head of corporate banking for Canada. Mr. Masrani is a director of TD and certain subsidiaries of TD, including TD Bank, N.A. and TD Bank USA, N.A. Mr. Masrani holds a Bachelor of Administrative Studies degree from York University and an M.B.A. from the Schulich School of Business, York University.

Qualifications

Mr. Masrani is one of the five directors currently designated by TD. He brings significant leadership skills and operational and financial services experience to the board of directors, having served in several leadership positions with TD Bank Group.

Irene R. Miller Age: 66 Director Since: 2015

Experience

Ms. Miller has served as the chief executive officer of Akim, Inc., an investment management and consulting firm, since 1997. Prior to joining Akim, Inc., Ms. Miller served as the vice chairman and chief financial officer of Barnes & Noble, Inc. She has also held senior investment banking and corporate finance positions with Morgan Stanley & Co. and Rothschild, Inc., respectively. Ms. Miller currently serves as a director of TD. She was formerly a director of Coach, Inc. from 2001 to 2014, Barnes & Noble, Inc. from 1995 to 2012, and Inditex, S.A. from 2001 to 2016, where she was chair of the audit and control committee. Ms. Miller received an M.S. in chemistry and chemical engineering from Cornell University and a B.S. from the University of Toronto.

Qualifications

Ms. Miller is one of the five directors currently designated by TD. She brings leadership skills and financial experience to the board of directors based on her experience as chief executive officer of Akim, Inc. and chief financial officer of Barnes & Noble, Inc. She brings insights to our board of directors through her service on other public company boards, having served as audit committee chair of five prior boards and as lead director of Coach, Inc. for ten years.

4	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Todd M. Ricketts Age: 49 Director Since: 2011

Experience

Mr. Ricketts has served as a director of Chicago Baseball Holdings, LLC since October 2009. Mr. Ricketts has managed his personal investment portfolio since 2001 and has been a managing co-owner of JBE Riding Group LLC, a bicycle retailer and service provider, since 2009. Previously, Mr. Ricketts served as corporate secretary and director of business development for the Company. He also served as the special assistant to the president for Knight Capital Group, Inc. and assisted with its initial public offering. Mr. Ricketts received a B.A. in economics from Loyola University Chicago. Todd M. Ricketts is the son of J. Joe Ricketts, founder of the Company.

Qualifications

Mr. Ricketts is one of the six outside independent directors. He brings business management and financial experience to the board of directors through his entrepreneurial and financial services industry experience.

Allan R. Tessler Age: 82 Director Since: 2006

Experience

Mr. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He previously served as a director of Steel Partners Holdings L.P., chairman of the board of Epoch Holding Corporation (formerly J Net Enterprises), chief executive officer of J Net Enterprises, co-chairman and co-chief executive officer of Data Broadcasting Corporation (now known as Interactive Data Corporation), chairman of Enhance Financial Services Group, Inc. and chairman and principal stockholder of Great Dane Holdings. Mr. Tessler is the lead independent director and chair of both the finance and the nominating and governance committees of L Brands, Inc. Mr. Tessler also serves as chairman of Imperva, Inc. He is a governor emeritus of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.

Qualifications

Mr. Tessler is one of the six outside independent directors. He brings leadership skills and operational and financial services experience to the board of directors, having served as chief executive officer of J Net Enterprises and co-chief executive officer of Data Broadcasting Corporation. He brings insights to our board of directors through his service on other public company boards.

TD Ameritrade 2019 Proxy Statement	5

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires

Lorenzo A. Bettino	58	Private Investor	2014	Class III 2020

V. Ann Hailey	67	Former Executive Vice President and Chief Financial Officer, L Brands, Inc.	2016	Class III 2020

Joseph H. Moglia	69	Head Football Coach, Coastal Carolina University; Chairman of the Company	2006	Class III 2020

Wilbur J. Prezzano	78	Retired Vice Chairman, Eastman Kodak Company	2006	Class III 2020

Tim Hockey	55	President and CEO of the Company	2016	Class I 2021

Brian M. Levitt	71	Chairman of the Board, TD Bank Group	2016	Class I 2021

Karen E. Maidment	60	Director, The Toronto-Dominion Bank	2010	Class I 2021

Mark L. Mitchell	58	Principal, CNH Partners, LLC	1996(1)	Class I 2021

(1)	Mr. Mitchell previously served on the Company’s board of directors from December 1996 to January 2006 and was reelected in November 2006.

6	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Lorenzo A. Bettino Age: 58 Director Since: 2014

Experience

Mr. Bettino has managed his personal investment portfolio since December 2014. Previously, Mr. Bettino served as a special advisor to StarVest Partners, L.P., a New York-based venture capital firm focused on technology-enabled business services in the U.S., from 2006 to 2014. From 2001 to 2006, he served as a partner and managing director of Warburg Pincus LLC, where he was responsible for leading the firm’s investment activities in telecommunications and information technology. Mr. Bettino was a founding partner at Baker Capital from 1996 to 2001, a partner with Dillon Read Venture Capital from 1989 to 1996, and he held various management and technical positions with IBM from 1982 to 1989. Mr. Bettino has served on several private equity and venture capital backed corporate boards. Mr. Bettino holds a B.S. degree in electrical engineering from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School.

Qualifications

Mr. Bettino is one of the six outside independent directors. Mr. Bettino brings significant technological and financial expertise to the board of directors, having more than 25 years of technology-focused, venture capital and private equity investing experience.

V. Ann Hailey Age: 67 Director Since: 2016

Experience

Ms. Hailey spent ten years with L Brands, Inc. (formerly Limited Brands, Inc.), where she served as executive vice president and chief financial officer from 1997 to 2006, as executive vice president of corporate development from 2006 to 2007 and as a board member from 2001 to 2006. Previously, Ms. Hailey spent 13 years at PepsiCo, Inc. in various leadership positions, including vice president, headquarters finance, Pepsi-Cola Company and vice president, finance and chief financial officer of the Pepsi-Cola Fountain Beverage and USA Divisions, as well as holding positions in the marketing and human resources functions. In addition, Ms. Hailey held leadership roles at Pillsbury Company and RJR Nabisco Foods, Inc. and she gained experience in on-line businesses as the president, chief executive officer and chief financial officer of Famous Yard Sale, Inc., an online marketplace, from July 2012 to March 2014 and as chief financial officer of Gilt Groupe, Inc. from 2009 to 2010. Ms. Hailey serves as a director of Realogy Holdings Corp., where she is chair of the audit committee and a member of the nominating and corporate governance committee. She also serves as a director of W.W. Grainger, Inc., where she is chair of the audit committee and member of the board affairs and nominating committee. She was formerly a director of Avon Products, Inc. and the Federal Reserve Bank of Cleveland where she served as the chair of its audit committee. Ms. Hailey received an M.B.A. from Harvard Business School and a B.B.A. (summa cum laude) from the University of Georgia.

Qualifications

Ms. Hailey is one of the six outside independent directors. Ms. Hailey brings financial and operations experience to the board of directors, having worked in the consumer products industry in senior roles for more than 30 years. Ms. Hailey’s positions as chief financial officer, her current and prior service on the audit committees of other companies and as the audit chair of the Cleveland Federal Reserve Bank and her accounting and financial knowledge, also impart significant expertise to the board.

TD Ameritrade 2019 Proxy Statement	7

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Joseph H. Moglia Age: 69 Director Since: 2006

Experience

Mr. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. Mr. Moglia has been head football coach of Coastal Carolina University since December 2011, and in March 2014 he was named chair of the athletics division, providing strategic oversight for the university’s athletic program. He served as president and head coach of the Omaha Nighthawks of the United Football League during 2011. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 he ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the STRATCOM Consultation Committee and is a director for the National Italian American Foundation. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Qualifications

Mr. Moglia is one of the six outside independent directors. Mr. Moglia has significant financial services and leadership experience, having served as the Company’s chief executive officer from March 2001 through September 2008 and as head of the investment performance and product group for Merrill Lynch’s private client division. His experience as our former chief executive officer provides him with insights that are useful in his current role as chairman of the board.

Wilbur J. Prezzano Age: 78 Director Since: 2006

Experience

Mr. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various general management positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano serves as a director of TD Bank, N.A. (wholly-owned subsidiary of TD) and Roper Industries, Inc. He was formerly a director of EnPro Industries, Inc., The Toronto-Dominion Bank and Snyder’s-Lance, Inc. Mr. Prezzano received a Bachelor’s degree and an M.B.A. from The Wharton School at the University of Pennsylvania.

Qualifications

Mr. Prezzano is one of the five directors currently designated by TD. He brings leadership skills and financial experience to the board of directors, having served as the vice chairman of Eastman Kodak Company. He brings insights to our board of directors through his service on other public company boards.

8	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Tim Hockey Age: 55 Director Since: 2016

Experience

Mr. Hockey joined the Company as president and was elected to the Company’s board of directors in January 2016. He became CEO of the Company on October 1, 2016. Prior to joining the Company, Mr. Hockey served as group head, Canadian Banking and Wealth Management, TD Bank Group since July 2013 and president and chief executive officer of TD Canada Trust since June 2008 and was primarily responsible for the leadership of Canadian banking, which included Canadian personal banking, business banking, auto finance, global direct investing, advisory and Canadian asset management businesses. In over 30 years with TD, Mr. Hockey held senior positions in a variety of areas including mutual funds, retail distribution, information technology, core and small business, credit cards and personal lending. Mr. Hockey serves on the advisory board of the Richard Ivey School of Business and as chairman of the CivicAction Leadership Foundation. He served as chairman of the Canadian Bankers Association’s Executive Council and as a director of the SickKids Foundation. Mr. Hockey was previously named one of Canada’s “Top 40 Under 40,” a program that celebrates Canadians who have reached significant success before the age of 40 in the private, public and not-for-profit sectors. Mr. Hockey received an M.B.A. from the University of Western Ontario.

Qualifications

Mr. Hockey is the CEO of the Company. He has significant financial services and management experience, having worked in the financial services industry for over 35 years.

Brian M. Levitt Age: 71 Director Since: 2016

Experience

Mr. Levitt was elected as a director of the Company on October 1, 2016. Mr. Levitt currently serves as chairman of the board for TD, a position he has held since 2011. Until 2015, Mr. Levitt served as vice-chair of Osler, Hoskin & Harcourt LLP, a law firm that he first joined in 1976 and became a partner of in 1979. In 1991, Mr. Levitt left Osler, Hoskin & Harcourt LLP to become president and subsequently chief executive officer of Imasco Limited, a Canadian consumer products and services company. Imasco was sold in 2000, and Mr. Levitt returned to Osler, Hoskin & Harcourt LLP in 2001. Mr. Levitt also serves as a director of Domtar Corporation, where he is the chair of the finance committee and a member of the human resources committee, and as a director of Stelco Holdings Inc., where he is the lead independent director and chair of the nominating, compensation and governance committee. He was formerly a director of Tailsman Energy Inc. In 2014, Mr. Levitt was named as a recipient of the Institute of Corporate Directors Fellowship Awards, which annually recognizes individuals who have made outstanding contributions to corporate, not-for-profit and Crown corporation boards across Canada. He was appointed to the Order of Canada in 2015 for his work and support for the arts. Mr. Levitt holds a law degree from the University of Toronto, where he also completed his bachelor of applied science degree in civil engineering.

Qualifications

Mr. Levitt is one of five directors currently designated by TD. He brings leadership skills and financial and operational experience to the board of directors, having served as the president and chief executive officer of Imasco Limited and vice-chair of Osler, Hoskin & Harcourt LLP. He brings insights to our board of directors through his service on other public company boards.

TD Ameritrade 2019 Proxy Statement	9

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Karen E. Maidment Age: 60 Director Since: 2010

Experience

Ms. Maidment has served as a director of the Company since August 2010. Ms. Maidment was chief financial and administrative officer of Bank of Montreal (“BMO”) Financial Group, a financial services organization, from 2007 to 2009, and was responsible for all global finance operations, risk management, legal and compliance, tax, communications and mergers and acquisitions. From 2000 to 2007 she served as the chief financial officer of BMO Financial Group. Ms. Maidment held several executive positions with Clarica Life Insurance Company from 1988 to 2000, including chief financial officer. Ms. Maidment currently serves on the board of directors of TD. She was formerly a director of TransAlta Corporation. Ms. Maidment holds a Bachelor of Commerce degree from McMaster University and is a chartered professional accountant and a chartered accountant. In 2000, she was named a Fellow of the Institute of Chartered Professional Accountants of Ontario.

Qualifications

Ms. Maidment is one of the five directors currently designated by TD. She brings leadership skills and significant financial services experience to the board of directors, having most recently served as chief financial and administrative officer of BMO Financial Group. Her financial expertise and experience in risk management and compliance are important for her role as a member of the Audit Committee and Risk Committee.

Mark L. Mitchell Age: 58 Director Since: 1996

Experience

Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. Mr. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell has served as Adjunct Professor of Finance at Booth Business School, University of Chicago since 2017. Previously, he was a finance professor at Harvard Business School from 1999 to 2003 and was a finance professor at the Graduate School of Business, University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Qualifications

Mr. Mitchell is one of the six outside independent directors. He brings significant financial experience and extensive knowledge of the Company and the brokerage industry, serving as a principal and co-founder of an investment management firm and as a director of the Company since 1996.

10	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Board Qualifications, Skills and Background

The charts below summarize the primary qualifications, skills and background that each director brings to their service on the board and highlights the balanced mix of skills, qualifications and experience of the board as a whole. This summary is not intended to be an exhaustive list of each director’s skills or contributions to the board. Additional information on the business experience and other skills and qualifications of each of our directors is included above.

	Lorenzo A. Bettino	V. Ann Hailey	Tim Hockey	Brian M. Levitt	Karen E. Maidment	Bharat B. Masrani	Irene R. Miller	Mark L. Mitchell	Joseph H. Moglia	Wilbur J. Prezzano	Todd M. Ricketts	Allan R. Tessler

Knowledge, Skills and Experience

Audit/Accounting	✓	✓			✓		✓

Capital Markets/Treasury	✓	✓		✓	✓		✓	✓	✓
Governance/Corporate Responsibility				✓	✓				✓	✓		✓

Financial Services	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Government/Public Affairs				✓		✓					✓

Executive Leadership			✓	✓	✓	✓			✓	✓	✓	✓

Legal/Regulatory				✓								✓

Marketing/Brand Awareness	✓	✓					✓			✓

Operations		✓	✓			✓		✓			✓	✓

Risk Management	✓	✓			✓	✓	✓	✓

Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Talent Management & Executive Compensation	✓		✓	✓	✓	✓			✓	✓

Technology Management	✓	✓	✓

Board Tenure

Years	5	3	3	3	9	6	4	22	13	13	7	13

Under Age 60	Women and Ethnically Diverse	Tenure

TD Ameritrade 2019 Proxy Statement	11

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Board Meetings and Committees

The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. The non-employee members and the independent members of our board of directors regularly meet in executive session without management present. These directors select a presiding director at these meetings on an ad-hoc basis. The board of directors has a policy requiring the separation of the roles of CEO and chairman of the board because the board of directors believes it improves the ability of the board to exercise its oversight role. Mr. Hockey serves as the CEO, with primary responsibility for operational leadership and strategic direction of the Company. Mr. Moglia serves as chairman of the board, facilitating the board’s oversight of management, promoting communication between management and the board and engaging with shareholders. Key responsibilities of the chairman include: setting the agenda for board meetings in consultation with other directors, the CEO, and the corporate secretary, facilitating the annual CEO performance evaluation, serving as a liaison between the board and senior management, conducting annual board interviews as part of the annual board evaluation process and setting and maintaining board culture. The separation of the roles of CEO and chairman of the board does not affect risk oversight, which is the responsibility of the board of directors, primarily overseen by the Risk Committee.

During the fiscal year ended September 30, 2018, the board of directors held fourteen meetings. During fiscal year 2018, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which he or she served during the period in which he or she served, if any. Although the Company does not have a formal policy regarding director attendance at our annual meeting of stockholders, directors are encouraged to attend. All directors of the Company at the time of the 2018 annual meeting of stockholders attended the 2018 annual meeting of stockholders.

The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Risk. The committee members are identified in the following table:

Director	Audit	H. R. and Compensation	Corporate Governance	Outside Independent Directors	Non-TD Directors	Risk

Lorenzo A. Bettino				Chair

V. Ann Hailey

Tim Hockey

Brian M. Levitt

Karen E. Maidment	Chair

Bharat B. Masrani

Irene R. Miller

Mark L. Mitchell						Chair

Joseph H. Moglia

Wilbur J. Prezzano		Chair

Todd M. Ricketts

Allan R. Tessler			Chair

12	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee charter and include: (1) overseeing the Company’s internal accounting controls and controls over financial reporting, including assessment of legal and compliance matters, (2) appointment of the Company’s independent registered public accounting firm, reviewing the appointment of the Managing Director, General Auditor and assessing their performance on an ongoing basis, (3) reviewing the Company’s financial statements and audit issues and overseeing the financial and regulatory reporting processes and related risks, (4) performing other oversight functions as requested by the board of directors and (5) reporting its activities to the board of directors. The Audit Committee charter is available on the Company’s website at www.amtd.com under the governance section. All current Audit Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee and has designated Mses. Maidment, Hailey, and Miller, and Mr. Bettino as audit committee financial experts as defined by the Securities and Exchange Commission (“SEC”). The Company’s Audit Committee met 10 times during fiscal year 2018. The Report of the Audit Committee for the fiscal year ended September 30, 2018 appears under Proposal No. 3 – “Ratification of Appointment of Independent Registered Public Accounting Firm.”

H.R. and Compensation Committee. The H.R. and Compensation Committee (the “Compensation Committee”) reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans and, in consultation with the Risk Committee, reviews compensation-related risks. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The Compensation Committee charter is available on the Company’s website at www.amtd.com under the governance section. All current Compensation Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The Compensation Committee met five times during fiscal year 2018. The Compensation Committee Report appears under “Executive Compensation and Related Information.”

Corporate Governance Committee. The primary purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual self-evaluation of the board of directors and its committees. The Corporate Governance Committee also makes recommendations to the board of directors regarding compensation for non-employee directors by annually reviewing the market practice for non-employee director compensation for companies in its peer group, which this year was accomplished in consultation with Semler Brossy Consulting Group, LLC (“Semler Brossy”), the independent compensation consultant retained by the Compensation Committee, who assessed whether the Company’s non-employee director compensation program continues to be competitive with the market for qualified directors, incorporates best practices and aligns the interests of our non-employee directors with the long-term interests of our shareholders. The Company’s Corporate Governance Committee met four times during fiscal year 2018. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on the Company’s website at www.amtd.com under the governance section.

Outside Independent Directors Committee. The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by: (1) identifying individuals qualified to serve on the board of directors, (2) reviewing the qualifications of the members of the board and recommending nominees to fill board of director vacancies and (3) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at our annual meeting of stockholders to fill the seats of directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD that are not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD set forth in the Stockholders Agreement. All current OID Committee members are independent as defined in the applicable listing standards of The Nasdaq Stock Market. The Company’s OID Committee met seven times during fiscal year 2018.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (1) a detailed resume outlining the candidate’s knowledge, skills and experience, (2) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board of directors, (3) a detailed resume of the stockholder submitting the director recommendation and (4) the number of shares held by the stockholder, including the dates such shares were acquired.

TD Ameritrade 2019 Proxy Statement	13

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1.

Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2.

The composition of the entire board of directors will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board of directors; the need for financial, business, financial industry, public company and other experience and expertise on the board of directors and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3.	Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4.

Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5.	Any other criteria as the OID Committee may determine.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement, discussed under “Stock Ownership and Related Information – Stockholders Agreement”), the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s website at www.amtd.com under the governance section.

Non-TD Directors Committee. The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business (as defined in the Stockholders Agreement) held by TD. The Non-TD Directors Committee did not meet during fiscal year 2018.

Risk Committee. The Risk Committee was formed for the purpose of assisting the board of directors in its oversight responsibilities relating to the identification, monitoring and assessment of the key risks of the Company, including the significant policies, procedures and practices employed in risk management. The Risk Committee met seven times during fiscal year 2018. The Risk Committee charter is available on the

Company’s website at www.amtd.com under the governance section.

Code of Ethics

The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A copy of this code is publicly available on the Company’s website at www.amtd.com under the governance section and as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on February 4, 2011.

Stockholder Communications Policy

Stockholders and interested parties may communicate with any member of the board of directors, including the chair of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

TD Ameritrade Holding Corporation

6940 Columbia Gateway Drive

Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward to directors non-substantive communications or communications that appear to pertain to personal grievances, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual meeting of stockholders, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

14	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Director Compensation

The following table summarizes non-employee director compensation for calendar year 2018 under the terms of the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount(1)

Chairman of the Board Annual Retainer	$400,000 in cash or a combination of cash and equity(2)

Annual Cash Retainer (excluding Chairman)	$80,000

Annual Equity Retainer (excluding Chairman)	$130,000 in Restricted Stock Units(2)

Annual Committee Chair Fee (excluding Chairman)	$25,000 for chairs of Audit and Risk Committees $15,000 for chairs of Governance, Compensation, and OID Committees

Annual Committee Member Fee (excluding Chair and Chairman)	$10,000 for Audit and Risk Committees $5,000 for Governance, Compensation, and OID Committees

(1)	All of the amounts shown were unchanged from the non-employee director compensation program for calendar year 2017.

(2)	Please see “Changes for Calendar Year 2019” below for a description of compensation changes for calendar year 2019.

Non-employee directors may also receive, at the discretion of the Corporate Governance Committee and approved by the board of directors, payment of additional non-employee director compensation when special circumstances warrant. No additional non-employee director compensation was paid in calendar year 2018.

2006 Directors Incentive Plan

The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD Ameritrade and

•	align directors’ interests with the long-term interests of stockholders.

The annual cash retainer, the committee chair and membership fees are paid in advance at the beginning of each calendar year.

Under the 2006 Directors Incentive Plan, any non-employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company. Deferred cash awards earn interest at the prime rate as reported by The Wall Street Journal.

The number of restricted stock units (“RSUs”) under the annual equity grant is calculated by using the average of the high and low price of the Company’s common stock for the 20 trading days prior to the grant date. RSU awards vest completely on the first anniversary of the grant date and are settled by issuing one share of Company common stock for each RSU granted. RSUs do not have any voting rights. RSUs receive the benefit of any dividends on common stock of the Company in the form of additional dividend equivalent units (“DEUs”) that are subject to the same vesting schedule as the original RSUs on which the dividends are paid. In the event of the death or disability of a non-employee director or a change in control of the Company, the RSUs will vest and be settled in common stock of the Company.

Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board of directors. The Company also indemnifies and provides liability insurance for its directors and officers.

Chairman Compensation

For calendar year 2018, Mr. Moglia was compensated pursuant to a non-employee chairman term sheet. Under the term sheet, Mr. Moglia earns an annual retainer of $400,000, which is paid in either cash or a combination of cash and equity as agreed upon between Mr. Moglia and the board of directors. The term sheet also provides for administrative support equivalent to that provided to a senior executive including secretarial assistance, office, and certain other equipment. Mr. Moglia’s 2018 annual retainer was paid in cash. For the provisions of the non-employee chairman term sheet, see Exhibit 10.2 of the Company’s Annual Report on Form 10-K filed with the SEC on November 18, 2011.

As part of the annual review of director compensation, the Corporate Governance Committee asked Semler Brossy, the Compensation Committee’s independent compensation consultant, to review Mr. Moglia’s compensation in his role as chairman. Semler Brossy’s review found that Mr. Moglia’s compensation was consistent generally with the median compensation for non-executive chairman within our fiscal year 2018 peer group. (For more information on our peer group, refer to p. 23.) The Corporate Governance Committee considered the data provided by Semler Brossy, as well as Mr. Moglia’s responsibilities as chairman of the board of directors (including serving as a liaison between the board and senior management and conducting annual board interviews as part of the annual board evaluation process) and his unique insight and experience as our former chief executive officer. In light of this review, the Corporate Governance Committee continues to believe that the annual retainer amount is appropriate and made no changes to the calendar year 2019 retainer amount. For a description of changes to the form of payment of Mr. Moglia’s retainer for calendar year 2019, please see “Changes for Calendar Year 2019” below.

TD Ameritrade 2019 Proxy Statement	15

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

Changes for Calendar Year 2019

As part of its annual review of director compensation, the Corporate Governance Committee requested that Semler Brossy conduct an independent review of the Company’s non-employee director compensation program. Semler Brossy conducted an in-depth assessment of each element of compensation and of the compensation program structure in comparison to the companies in the fiscal year 2018 peer group used for executive compensation purposes. Semler Brossy’s review found that the cash compensation paid to our non-employee directors was consistent generally with the median paid in our peer group, but the amount of our equity retainer was below the fiscal year 2018 peer group median. The amount of equity retainer had not been increased since 2010. Following the recommendation of the Corporate Governance Committee, on November 16, 2018, the board of directors approved a $15,000 increase in the annual equity retainer for our non-employee directors (other than the chairman), from $130,000 to $145,000. This increase resulted in bringing the annual equity retainer to approximately the peer group median. There were no other changes to the terms of the compensation for non-employee directors, including no changes to vesting, proration and deferral.

As noted above, Mr. Moglia is compensated pursuant to a non-employee chairman term sheet that provides for payment of his annual retainer in either cash or a combination of cash and equity as agreed upon between Mr. Moglia and the board of directors. For calendar year 2019, Mr. Moglia will receive 50% of his annual retainer in cash and 50% in the form of RSUs. The total amount of the annual retainer was not changed. Consistent with the RSUs granted to other non-employee directors, Mr. Moglia’s RSUs will be scheduled to vest on the first anniversary of the grant date, subject to his continued service as a director through the vesting date.

Director Compensation Table for Fiscal Year 2018

The table below provides information on compensation for non-employee directors who served during fiscal year 2018. Compensation information for Mr. Hockey, who is a named executive officer and served as an employee director of the Company during fiscal year 2018, is disclosed in the Summary Compensation Table under “Executive Compensation and Related Information.”

	Fees Earned or Paid in Cash

Name	Paid in Cash(2) ($)	Deferred in Form of Stock Units(3),(4) ($)	Stock Awards(4),(5) ($)	Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)

Lorenzo A. Bettino	28,750	86,250	130,384	—	—	245,384

V. Ann Hailey	105,000	—	130,384	—	—	235,384

Brian M. Levitt	63,750	21,250	130,384	—	—	215,384

Karen E. Maidment	115,000	—	130,384	1,526	—	246,910

Bharat B. Masrani(1)	—	—	—	—	—	—

Irene R. Miller	100,000	—	130,384	—	—	230,384

Mark L. Mitchell	125,000	—	130,384	10,917	—	266,301

Joseph H. Moglia	400,000	—	—	—	14,685	414,685

Wilbur J. Prezzano	100,000	—	130,384	—	—	230,384

Todd M. Ricketts	110,000	—	130,384	—	—	240,384

Allan R. Tessler	105,000	—	130,384	—	—	235,384

(1)

Mr. Masrani, an employee of TD, elected during fiscal year 2018 not to receive compensation for services provided as a non-employee director both in fiscal year 2018, and generally on an ongoing basis.

(2)	The amounts in this column represent amounts paid in cash for retainers and fees for services provided by our non-employee directors during fiscal year 2018.

(3)

The amount in this column represents the dollar amount of retainers and fees earned for services provided in fiscal year 2018 that were deferred in the form of 1,558 Company stock units for Mr. Bettino and 489 Company stock units for Mr. Levitt.

16	TD Ameritrade 2019 Proxy Statement

Proposal No. 1 – Election of Directors Recommended by the Board of Directors

(4)

The following table summarizes, as of September 30, 2018, the aggregate number of outstanding deferred stock units and RSUs, including DEUs associated with the outstanding deferred stock units and RSU awards, held by the individuals who served as our non-employee directors during fiscal year 2018. Outstanding stock-based awards for Mr. Hockey, who is a named executive officer and served as an employee director of the Company during fiscal 2018, are summarized in the Outstanding Equity Awards at September 30, 2018 table under “Executive Compensation and Related Information.”

Name	Deferred Stock Unit Awards (#)	Restricted Stock Unit Awards (#)

Lorenzo A. Bettino	2,092	2,347

V. Ann Hailey	7,283	2,347

Brian M. Levitt	6,595	2,347

Karen E. Maidment	61,510	2,347

Bharat B. Masrani	—	—

Irene R. Miller	—	2,347

Mark L. Mitchell	28,133	2,347

Joseph H. Moglia	—	—

Wilbur J. Prezzano	48,835	2,347

Todd M. Ricketts	—	2,347

Allan R. Tessler	—	2,347

(5)

The amounts in this column represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, for RSUs granted to the non-employee directors during fiscal year 2018. In fiscal year 2018, the RSUs granted as 2018 annual equity grants on February 21, 2018, as noted in the main table above, had a grant date fair value of $130,384.

(6)

The amounts in this column represent above market interest calculated under SEC rules as the interest credited under the plan to the director minus the interest that would have been credited using 120% of the long-term, quarterly applicable federal rate as prescribed under Section 1274(d) of the Code for the month in which the applicable interest under the plan was determined.

(7)

The amount in this column represents reimbursement for post-retirement medical coverage. In connection with Mr. Moglia’s transition to chairman of our board of directors from CEO in 2008, Mr. Moglia became eligible, pursuant his employment agreement then in effect, to receive post-retirement medical coverage for him, his spouse and any eligible dependents for his life (and his spouse’s life if she survives him), with the coverage secondary to his Medicare benefits. To receive this benefit, Mr. Moglia was required to agree to a release of claims in favor of the Company and non-competition, non-solicitation and nondisparagement obligations for a specified period (which has been satisfied) following employment termination.

Non-employee Director Stock Ownership Guidelines

Under the Company’s non-employee director stock ownership guidelines, non-employee directors receiving compensation are required to own shares of the Company’s common stock with the value described below, no later than the five-year anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director and vested and unvested RSUs. As of September 30, 2018, the last day of our fiscal year 2018, all non-employee directors with more than five years of service with the Company who are receiving compensation for their services as a director have met this guideline.

Non-Employee Director	Stock Ownership Value ($)	Multiple of 2019 Cash Retainer	Multiple of 2019 Total Retainer

Chairman	$800,000	4.0x	2.0x

Directors	$450,000	5.6x	2.0x

TD Ameritrade 2019 Proxy Statement	17

Executive Compensation and Related Information

Executive Officers

The Company’s current executive officers are as follows:

Name	Age	Position

Tim Hockey	55	President and CEO

Stephen J. Boyle	57	Executive Vice President, Chief Financial Officer

Peter J. deSilva	57	Executive Vice President, Retail Distribution

Ellen L.S. Koplow	59	Executive Vice President, General Counsel and Secretary

Thomas A. Nally	47	Executive Vice President, Institutional Services

Steven M. Quirk	54	Executive Vice President, Trading and Education

Under the Bylaws of the Company, the Company’s executive officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified or until their earlier death, termination, resignation, or removal from office.

For information regarding the business experience of Tim Hockey, see Proposal No. 1 – “Election of Directors Recommended by the Board of Directors – Nominees to the Board of Directors.”

Stephen J. Boyle joined the Company in July 2015 as executive vice president of finance and became chief financial officer in October 2015. In his role as chief financial officer, he is responsible for the Company’s investor relations and finance operations functions, including accounting, business planning and forecasting, external and internal reporting, procurement, tax, treasury and asset/liability management. Mr. Boyle has nearly 30 years of experience in the financial services industry. Mr. Boyle joined Banknorth Group, Inc. as controller in 1997 and was named executive vice president and chief financial officer in 2004, where he was responsible for finance, accounting, treasury and tax functions. He remained in this role after Banknorth was acquired by TD Bank Group in 2007, until joining the Company in 2015. Prior to joining Banknorth, Mr. Boyle served as director of financial reporting for Barnett Banks, Inc. from 1994 to 1997 and as manager of corporate accounting for Fleet Financial Group, Inc. from 1991 to 1994. Prior to joining Fleet Financial Group, Inc., Mr. Boyle spent eight years with Arthur Andersen LLP, serving as a senior audit manager primarily focusing on financial services clients. Mr. Boyle holds an M.S. in Accounting from the New York University Stern School of Business and a B.A. in Economics (cum laude) from Wake Forest University.

Peter J. deSilva joined the Company in September 2017 following the closing of the acquisition of Scottrade Financial Services, Inc. (“Scottrade”) and was appointed executive vice president of retail distribution in the same month. In this role, he is responsible for the Company’s branch network, investor service and sales call centers, guidance solutions and investment products. Prior to joining the Company, Mr. deSilva was president at Scottrade from 2016 to 2017 where he led the retail and institutional divisions. Prior to joining Scottrade in 2016, he was the president and chief operating officer of UMB Financial Corp., a financial services company, a position he held from 2004 to 2015. Before that, from 1987 to 2004, Mr. deSilva worked with Fidelity Investments, where he served in several leadership positions including senior vice president/general manager of Fidelity Retail and senior vice president of Fidelity Brokerage Company. Mr. deSilva holds a B.A. in Management from the University of Massachusetts Dartmouth.

Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and government relations departments. Ms. Koplow previously oversaw the Company’s compliance and internal audit functions. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. She served as a member of the New York Stock Exchange Commission on Corporate Governance, and she completed the Rock Center for Corporate Governance Directors College series held at Stanford Law School. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983, where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland, from which she received the College of Behavioral and Social Sciences Distinguished Alumni Award in 2011.

Thomas A. Nally was appointed president of Institutional Services and named executive vice president of the Company in February 2012. In his role as president of Institutional Services, he oversees all institutional business functions, including the Company’s independent investment advisor services, self-directed 401(k) and retirement trust businesses. Mr. Nally also oversees the Company’s brokerage and clearing operations. Mr. Nally joined the Company upon its acquisition of TD Waterhouse in January 2006. From January 2006 until his current appointment, he was responsible for TD Ameritrade Institutional Sales, where he led his team to develop new advisor relationships and deliver a value added practice management solution to assist registered investment advisors in achieving their strategic business objectives. Prior to January 2006, Mr. Nally spent 12 years at TD Waterhouse

18	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

in various leadership positions, including as senior vice president of TD Waterhouse Institutional, Brokerage Services. Over his tenure, he has held multiple management positions in various key areas of the business, including responsibility for trading, fixed income, advisor relations, client service, advisor technology, account services and operations for approximately 6,000 independent registered investment advisors who custody assets with TD Ameritrade Institutional. Mr. Nally graduated from Rider University with a degree in Finance, he completed the Securities Industry Institute program, sponsored by SIFMA, at the Wharton School, and he completed executive education coursework at the Stanford Graduate School of Business. He was recognized as one of Investment Advisor Magazine’s top 25 most influential people (2012 and 2014) and Investment News’ 2013 Power 20 list of financial industry leaders. He also holds several financial services industry securities licenses.

Steven M. Quirk joined the Company upon its acquisition of thinkorswim in July 2009 and was appointed senior vice president of the Trader Group in July 2010. In November 2015, he was named executive vice president of the Company. In this role,

Mr. Quirk leads development of strategies, products and the trading applications for retail traders and investors at TD Ameritrade. He is also responsible for the Company’s investor education businesses. Prior to his current role, he was responsible for the development of new trading tools and technology enhancements for the Company’s trading platform. Mr. Quirk played a major role in the successful acquisition and integration of thinkorswim by TD Ameritrade. Mr. Quirk joined thinkorswim in July 2007, where he served in various leadership positions. In prior leadership roles, Mr. Quirk led the Chicago division of Van der Moolen USA and was a partner at SCMS LLC for several years. Mr. Quirk began his trading career at the Chicago Mercantile Exchange and Chicago Board Options Exchange (CBOE) in 1987. While at the CBOE, Mr. Quirk served on the CBOE Index Market Performance Committee and the Arbitration Committee. Mr. Quirk is a recognized industry expert on trading technology and retail trading behavior and is a regular contributor to various media outlets including Barron’s, CNBC, Fox Business, the Wall Street Journal and CNBC Asia. Mr. Quirk holds a Bachelor’s Degree in Risk, Insurance and Marketing from the University of Wisconsin. He also holds several industry licenses.

TD Ameritrade 2019 Proxy Statement	19

Executive Compensation and Related Information

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

This section is an executive summary of fiscal year 2018 compensation for our CEO, our chief financial officer (“CFO”) and each of our other three most highly compensated executive officers employed at the end of fiscal year 2018. We refer to these individuals as our named executive officers. Our named executive officers for fiscal year 2018 were:

•	Tim Hockey, President and CEO

•	Stephen J. Boyle, Executive Vice President, CFO

•	Peter J. deSilva, Executive Vice President, Retail Distribution

•	Thomas A. Nally, Executive Vice President, Institutional Services

•	Steven M. Quirk, Executive Vice President, Trading and Education

Executive Compensation Program Highlights for Fiscal Year 2018

Consistent with the Company’s executive compensation principles and strong commitment to pay for performance, the majority of our named executive officers’ fiscal year 2018 total compensation package required achievement of performance objectives set by the Compensation Committee before the compensation could be earned and paid. Further, any equity awards that were granted upon meeting these performance objectives are subject to multi-year, service-based vesting, with additional performance objectives related to the Company’s three-year total shareholder return (“TSR”) as compared to the components of the New York Stock Exchange Archipelago (“NYSE Arca”) Securities Broker/Dealer Index that can result in adjustments to the awards up or down 20% depending on performance achievement.

At the Company’s 2018 annual meeting of stockholders, the compensation of the fiscal year 2017 named executive officers was approved on a non-binding advisory basis with more than 99% of the total votes cast voting in favor of the say-on-pay proposal. The previous year’s stockholder advisory vote yielded more than 98% of total votes cast voting in favor of the say-on-pay proposal. In overseeing our executive compensation program, the Compensation Committee also takes into account the views of stockholders as expressed directly to the Company. Our investor relations department engages directly with institutional stockholders to understand their priorities and concerns. After considering the results of the stockholder advisory votes, the Compensation Committee decided to maintain the same general approach with respect to the Company’s executive compensation program for fiscal year 2018.

Our CEO’s and other named executive executives’ targeted total annual compensation (i.e., base salary, target cash incentive and target equity incentive) for fiscal year 2018 was heavily weighted toward elements that were subject to performance objectives:

Fiscal Year 2018 Named Executive Officer

Target Total Annual Compensation(1)

Chief Executive Officer	NEO Average (Excluding CEO) (2)

Base salaryTarget cash incentiveTarget equity incentive

(1)

Target cash incentive and target equity incentive are amounts as established by the Compensation Committee based on performance under the Management Incentive Plan (“MIP”) during fiscal year 2018. Any equity awards under the fiscal year 2018 MIP were granted following the completion of the fiscal year 2018 performance period, in early fiscal year 2019. These elements required achievement of performance goals before they could be paid or granted.

(2)

Each element of compensation comprising the target total annual compensation for the named executive officers, other than the CEO, is based on the average among the named executive officers (other than Mr. Hockey).

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Executive Compensation and Related Information

Key Performance Highlights and Pay for Performance Results for Fiscal Year 2018

In fiscal year 2018, the Company demonstrated strong performance in its businesses, with core operating metrics at record levels, driven by strong organic growth and the successful integration of Scottrade.

Results for the fiscal year ended September 30, 2018, included the following:

•	Net new client assets of approximately $92 billion, a growth rate of 8 percent

•	Record average client trades per day of approximately 811,000, up 59 percent year over year

•	$2.59 in GAAP earnings per diluted share, up 58 percent year over year, on net income of $1.47 billion

•	$3.34 in Non-GAAP earnings per diluted share, up 82 percent year over year. For a discussion of this measure and a reconciliation to the related GAAP measure, refer to Appendix A

•	The successful integration of Scottrade

The Company’s non-GAAP diluted earnings per share (“EPS”), an important measure of our financial performance, weighted at 60% of the corporate performance metrics under the MIP, was adjusted downward by the Compensation Committee to $2.63 (from $3.34) to account for changes to tax laws and unplanned increases in interest rates. The Compensation Committee determined that these items were outside the control of the Company and therefore it was appropriate to make the downward adjustment to better reflect the results delivered to stockholders and preserve the intent of the pre-established performance goals, which were set before the occurrence of these unplanned events. The adjusted non-GAAP EPS performance of $2.63 exceeded the pre-established target of $2.24. The Company also overachieved on market share of client revenue trades and net new client assets, which when combined with the firm’s qualitative strategic goals, comprise the other 40% of the corporate performance metrics under the MIP. Based on these results and consistent with our executive compensation program’s pay-for-performance philosophy, the Compensation Committee approved annual incentive awards under the MIP of between 135.9% and 140.9% of the target incentive opportunity for our named executive officers, after adjustments were made to reflect individual performance.

Executive Compensation Governance Highlights

Consistent with our guiding principles underlying our executive compensation program, we observe the following practices:

☑	Review executive compensation in comparison to peer group	☑	Permit use of negative discretion to decrease (but not increase) incentive compensation

☑	Measure, manage and reward based on performance goals that drive our short- and long-term business strategy	☑	Employ double-trigger change-in-control provisions

☑	Maintain a pay mix that is heavily performance-based	☑	Prohibit repricing stock options without stockholder approval

☑	Use PRSUs (as defined below) linked to relative three-year total shareholder return	☑	Prohibit hedging of stock

☑	Maintain stock ownership guidelines for executives	☑	Prohibit pledging of stock

☑	Maintain a clawback policy	☑	No golden parachute excise tax gross-ups to executives

☑	Conduct annual risk assessments of our executive compensation policies and practices	☑	No single trigger severance or bonus payments in the event of a change in control

☑	Hold an annual shareholder say-on-pay advisory vote	☑	No material perquisites

☑	Engage an independent compensation consultant that reports directly to our Compensation Committee	☑	No supplemental executive retirement plans (SERPs)

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Executive Compensation and Related Information

Compensation-related Agreements and Plans

The Compensation Discussion and Analysis and the executive compensation tables below are based in part on the Company’s agreements with Messrs. Hockey, Boyle, and deSilva, and the terms of our MIP and Long-Term Incentive Plan (the “LTIP”). Please refer to the following agreements and plan documents for the complete terms.

Where you can find more information

Name	Description	SEC Filing

Tim Hockey	Employment Agreement	Quarterly Report on Form 10-Q filed on February 4, 2016, Exhibit 10.1

Stephen J. Boyle	Term Sheet	Quarterly Report on Form 10-Q filed on May 7, 2015, Exhibit 10.1

Peter J. deSilva	Term Sheet	Annual Report on Form 10-K filed on November 17, 2017, Exhibit 10.12

All Executive Officers	LTIP	• Form 8-K filed on February 24, 2016, Exhibit 10.1

	MIP	• Form 8-K filed on February 24, 2016, Exhibit 10.2

We have organized the remainder of this report as follows:

1.	First, we provide information regarding our Compensation Committee and its and the Board’s role in setting executive compensation.

2.	Next, we discuss the roles of our compensation consultant and management in our process.

3.	We discuss the guiding principles underlying our senior executive compensation policies and decisions.

4.	We discuss the peer group of companies that we use to help inform our compensation decisions.

5.	We discuss the elements of compensation, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

6.	We describe our clawback policy.

7.	We describe the risk assessment of our compensation programs.

8.	We describe our stock ownership guidelines.

9.	We discuss severance and change in control provisions.

10.	We discuss certain tax treatment of senior executive compensation

11.	We conclude by describing certain compensation-related actions taken since the end of fiscal year 2018.

1.    Role of the Compensation Committee and Board

The Compensation Committee is composed of non-employee directors of the board. No member of the Compensation Committee during fiscal year 2018 was an employee of the Company or any of its subsidiaries at the time of his service on the Compensation Committee. Each member of the Compensation

Committee during fiscal year 2018 was intended to qualify as a “non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).

The Compensation Committee reviews, assesses and approves all compensation and benefits for executive officers and, in consultation with the Risk Committee, reviews compensation-related risks. The board of directors evaluates the performance of the CEO and reviews and provides input on the Compensation Committee’s compensation recommendation. The Compensation Committee then approves the CEO’s compensation. The CEO and the Compensation Committee together assess the performance of each of the other named executive officers and then the Compensation Committee approves final recommendations from the CEO.

2.    Role of Compensation Consultants and Management

Beginning in May 2018, the Compensation Committee retained Semler Brossy as its independent compensation consultant to assist the Compensation Committee in its oversight of the design and operation of the Company’s executive compensation programs. Semler Brossy advised the Compensation Committee on best practices for executive compensation and governance, among other activities. Semler Brossy works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities. Semler Brossy performs no other consulting or other services for the Company.

The Compensation Committee also requests the attendance at its meetings of any members of management that it deems appropriate or advisable. Typically, and for fiscal year 2018, the Compensation Committee received input from the CEO to assess

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Executive Compensation and Related Information

the individual performance of the named executive officers other than the CEO and regarding plan design and goals and objectives.

The Compensation Committee has delegated to our CEO the authority to increase the compensation of, and grant equity awards to, any employee participating in the MIP, except for executive officers and any other employees whose total target compensation equals or exceeds $1 million per year, subject in each case to any increase or grant being (1) within the budget previously approved by the Compensation Committee, and (2) in accordance with the terms of the applicable compensation plan.

3.    Guiding Principles

The objective of the executive compensation plans is to attract, retain and motivate high-performing executives to create sustainable long-term value for stockholders. To achieve this objective, the Company and the Compensation Committee use the following guiding principles when evaluating executive compensation policies and decisions:

Alignment with the Company’s Business Strategy

–	Executive compensation is linked to the achievement of specific short- and long-term strategic business objectives and the Company’s overall performance.

–	Compensation plans are linked to key business drivers that support long-term stockholder value creation.

Alignment with Stockholders’ Interests

–	The interests of executives are appropriately aligned with those of stockholders over the long-term through policy and plan design.

–	Stock ownership guidelines are used to more closely align the interests of executives with those of stockholders over the long term.

–	As an executive increases in seniority, an increasing percentage of total compensation consists of equity-based awards to more closely align the interests of the executive with those of our stockholders, to aid in retention and to focus executives on sustainable long-term performance.

Risk Management

–	Compensation plan design should not create an incentive for excessive risk-taking and each plan is reviewed on at least an annual basis to determine that it is operating as intended.

–	Incentive compensation is subject to risk of forfeiture in accordance with the clawback policy.

Pay for Performance

–	Clear relationships should exist between executive compensation and performance. Compensation should reward both corporate and individual performance.

–	Total compensation includes a meaningful variable component that is linked to key business objectives and the Company’s overall performance.

–	A substantial portion of variable compensation is awarded in the form of equity-based awards.

–	Equity awards are generally granted based on the achievement of annual performance goals and are subject to time-based and/or performance vesting.

–	The Compensation Committee has the ability to exercise negative discretion to reduce incentive compensation.

Pay Competitively

–	Competitive data on market median compensation, adjusted to reflect scope of responsibility or other factors specific to the executive, is considered when establishing compensation targets.

4.    Peer Group

The Company operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to closely align the interests of executives with those of our stockholders and be competitive with the compensation practices of financial services companies with characteristics similar to the Company.

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Executive Compensation and Related Information

The peer group for fiscal year 2018 consisted of the following:

Fiscal Year 2018 Peer Group

Ameriprise Financial, Inc.	Fifth Third Bancorp	NASDAQ, Inc.

Broadridge Financial Solutions, Inc.	Franklin Resources, Inc.	Northern Trust Corporation

Charles Schwab Corporation	Intercontinental Exchange, Inc.	Raymond James Financial, Inc.

CME Group Inc.	Invesco, Ltd.	T. Rowe Price Group, Inc.

Comerica Incorporated	Legg Mason, Inc.

E*TRADE Financial Corporation	LPL Financial Holdings Inc.

For fiscal year 2018, the Compensation Committee was guided by the data collected on the above peer group in establishing the base salaries and target annual incentive amounts for our named executive officers. No changes to the companies comprising the peer group were made for fiscal year 2018 as compared to those for fiscal year 2017.

For fiscal year 2019, the Committee requested that Semler Brossy conduct an independent review of the peer group. The criteria for reviewing and determining the companies comprising the peer group for fiscal year 2019 were industry, market capitalization, revenue, geography, organizational complexity and competition for talent. Based on this review, SEI Investments and Stifel Financial Corporation were added to the peer group and Comerica Incorporated and Fifth Third Bancorp were removed, effective November 2018. The Compensation Committee agreed with Semler Brossy’s assessment that the two companies that were removed, as regional banks, were not as well-aligned with the Company’s businesses; the two additions were chosen for having relatively stronger business alignment with the Company. As part its review, Semler Brossy also presented to the Compensation Committee the lists of companies comprising peer groups identified by proxy advisors with respect to the Company and public companies that include the Company in their peer groups. The peer group was updated as part of the process for considering the fiscal year 2019 executive compensation program.

The peer group for fiscal year 2019 consists of the following:

Fiscal Year 2019 Peer Group

Ameriprise Financial, Inc.	Intercontinental Exchange, Inc.	Raymond James Financial, Inc.

Broadridge Financial Solutions, Inc.	Invesco, Ltd.	SEI Investments Company

Charles Schwab Corporation	Legg Mason, Inc.	Stifel Financial Corporation

CME Group Inc.	LPL Financial Holdings Inc.	T. Rowe Price Group, Inc.

E*TRADE Financial Corporation	NASDAQ, Inc.

Franklin Resources, Inc.	Northern Trust Corporation

5.    Elements of Compensation

Target Total Compensation

Target total annual compensation consists of: (1) base salary and (2) incentive compensation, which is comprised of cash and equity. Each of these elements of compensation, as well as the compensation package as a whole, is intended to enable the Company to remain competitive in attracting and retaining talented individuals. While base salaries are provided to reward executives on a day-to-day basis for their time and services, the incentive compensation links the executives’ compensation to the achievement of the Company’s business strategy and stockholders’ interests. For fiscal year 2018 compensation, these target total compensation levels were developed using market data from our peer group and other financial services compensation data obtained from human resources consulting firms, such as McLagan, Mercer and Willis Towers Watson. The market data considered as part of the competitive review reflect executive responsibilities that were similar to the responsibilities of our executive officers, where available. While the Compensation

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Executive Compensation and Related Information

Committee did not target a specific percentile or otherwise benchmark any key elements of the named executive officers’ compensation to the market data, it did review a range of market data and generally compared compensation to the market median. During fiscal year 2018, Semler Brossy reviewed the market compensation information prepared by management and confirmed the market data as an appropriate point of reference in setting target total compensation for fiscal year 2019.

A significant portion of each executive’s target total compensation is performance-based or “at risk.” The “at risk” portion includes the annual cash incentive and the annual equity incentive, which are both linked to performance during the year. If the Company’s or individual’s performance is below target, “at risk” compensation may decrease. Conversely, if the Company’s or individual’s performance is above target, “at risk” compensation may increase.

The equity incentive compensation target is established so that a meaningful portion of total compensation is awarded as equity that vests in full on the third anniversary of the grant date, subject to continued service with us and depending in part on achievement of additional performance objectives based on relative TSR. The target mix between cash and equity is based on target total compensation level, with the portion that is awarded as equity generally increasing as target total compensation increases. This practice, combined with stock ownership guidelines, promotes retention and focuses executives on executing business strategies, sustaining performance and growing value for stockholders over the long term.

Each named executive officer had target total annual compensation for fiscal year 2018 as follows:

Fiscal Year 2018 Target Total Annual Compensation

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Target Total Incentive ($)	Target Total Annual Compensation ($)	Performance- based Portion of Target Annual Compensation

Tim Hockey(1)	1,000,000	1,950,000	4,550,000	6,500,000	7,500,000	87%

Stephen J. Boyle(2)	450,000	875,000	875,000	1,750,000	2,200,000	80%

Peter J. deSilva	650,000	1,000,000	1,000,000	2,000,000	2,650,000	75%

Thomas A. Nally(3)	500,000	1,075,000	1,075,000	2,150,000	2,650,000	81%

Steven M. Quirk	450,000	775,000	775,000	1,550,000	2,000,000	78%

(1)	Mr. Hockey’s target total incentive compensation for fiscal year 2018 was increased from $5.75 million to $6.5 million, which continued to consist of 30% cash and 70% equity.

(2)	Mr. Boyle’s target total incentive compensation was increased from $1.55 million to $1.75 million, which continued to consist of 50% cash and 50% equity.

(3)	Mr. Nally’s target total incentive compensation was increased from $2 million to $2.15 million, which continued to consist of 50% cash and 50% equity.

The increases in target compensation for fiscal year 2018 were determined by the Compensation Committee after considering each of these named executive officers’ individual performance during the prior fiscal year, tenure, scope of responsibility, and market data for comparable roles.

Consistent with the Company’s overall compensation principles, a large percentage of the total compensation package is paid only after performance objectives set by the Compensation Committee have been met. Further, any equity awards that are granted upon meeting these performance objectives are subject to multi-year, service-based vesting and in part on additional performance objectives based on relative TSR that can result in positive or negative adjustments to any otherwise earned awards by up to 20% depending on performance achievement (as described further below).

In addition, the performance-based portion of target total annual compensation is divided between the cash incentive and the equity incentive. A greater proportion of the incentive is delivered in equity for more senior executives. For our CEO, 30% of his total incentive is paid in cash and 70% is paid in equity. For our other named

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Executive Compensation and Related Information

executive officers, 50% of their incentive is paid in cash and 50% is paid in equity.

Annual Incentive Award under the MIP

Our annual incentive plan, reviewed and approved by the Compensation Committee, supports our pay-for-performance philosophy, with the objective of driving the business strategy for which each executive is most responsible and which is critical for sustaining the long-term growth of the Company. Through the equity component of the plan, we promote closer alignment of each executive’s interests to the long-term growth of the Company. Based on pre-established targets for non-GAAP EPS and quantitative and qualitative strategic goals, the Compensation Committee believes that the design provides for a balanced assessment of short- and long-term performance.

In fiscal year 2018, the first step for calculating awards under the annual incentive plan for executive officers was based on the achievement of goals for the following key metrics: (1) non-GAAP EPS, (2) market share of client revenue trades among the Company’s primary publicly-traded competitors and (3) net new client assets. These goals were initially recommended by the CEO and established and approved by the Compensation Committee, as the Compensation Committee determined that these goals are important metrics for assessing the Company’s business success and would help to align the interests of executives more closely with those of our stockholders. We refer to market share of client revenue trades and net new client assets as the quantitative strategic goals. In addition, the following factors were considered in determining the annual incentive awards of our executive officers:

•	Attainment of pre-established qualitative goals that consisted of short-term objectives and progress with respect to long-term objectives, recommended by the CEO and approved by the Compensation Committee, which we refer to as the qualitative strategic goals, and
•	Attainment of pre-established individual quantitative and qualitative performance goals.

The Compensation Committee reserves the right to reduce the payouts initially determined by the achievement of non-GAAP EPS and quantitative strategic goals. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce or eliminate incentive payments to executives.

A portion of the annual incentive award is granted in equity under the LTIP. Equity awards are used to motivate, reward and retain key executives and to align their interests more closely to those of stockholders. Equity awards are granted under the annual incentive plan only if the pre-established performance measures under the annual incentive plan have been achieved. For fiscal year 2018, equity incentives were granted solely in the form of performance-based restricted stock units (“PRSUs”). As described below under “Fiscal Year 2018 MIP Incentive Funding Formula,” equity incentives may be funded between 0% and 200% of target. After the equity incentive has been granted, the PRSUs are then subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant. This equity incentive design further aligns the long-term interests of executives with those of our stockholders. PRSU awards are automatically increased by the number of units equivalent to the value of any cash dividends paid while the awards are outstanding (based on the target amount of the award). DEUs are subject to the same vesting schedule as the underlying award. The vesting of PRSU awards may accelerate upon certain events, as described under “Potential Payments Upon Termination or Change in Control” later in this section.

The Compensation Committee believes that the clear performance measures and specific targets used by the Company ensure a strong, team-oriented, pay-for-performance philosophy.

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Fiscal Year 2018 MIP Incentive Funding Formula

For fiscal year 2018, 60% of the initial measurement of results under the annual incentive plan was based on non-GAAP EPS, a key measure of the Company’s short-term financial performance. The remaining 40% was based on the two quantitative strategic goals of market share of client revenue trades among the Company’s primary publicly traded competitors (16%) and net new client assets (24%). The quantitative strategic goals result was then adjusted downward to additionally reflect the attainment of the qualitative strategic goals, which include successfully integrating Scottrade, improving the client experience, accelerating and diversifying revenue growth, increasing organizational agility and efficiency, associate development, and increased competitiveness through innovation. Both the quantitative and qualitative strategic goals impact the Company’s long-term financial performance and support its long-term strategy. These metrics are all intended to incentivize management to drive Company performance in alignment with long-term stockholder interests. The quantitative performance goals and corresponding funding percentages for each of these measures are summarized below:

Fiscal Year 2018 Management Incentive Plan Quantitative Performance Goals

Performance Goals	Target	Weight	Funding

Non-GAAP EPS	$2.24	60%	0% funding at $1.31 to 240% funding at $2.91

Quantitative Strategic Goals: Market share – client revenue trades Net new client assets (dollars in billions)	54.0% $67.6	16% 24%	0% funding at 47% to 240% funding at 59% 0% funding at $4.6 to 240% at $112.6

Total Weighting		100%

After the quantitative performance goals are measured, the Compensation Committee uses its negative discretion to reduce the payout based on qualitative considerations as well as an assessment of each named executive officer’s individual performance for the fiscal year as shown below.

The final payout percentage is capped at 200% of the named executive officer’s target annual incentive opportunity. Following the completion of fiscal year 2018, the Compensation Committee determined the payout of annual incentive compensation as follows:

Fiscal Year 2018 Management Incentive Plan Performance and Results

Goals	Target	Actual Results		Unweighted Payout Percentage	Weight	Weighted Payout Percentage		Negative Discretion	Adjusted Payout Percentage

Non-GAAP EPS(1)	$2.24	$2.63	(2)	198.5%	60%	119.1%

Market share – client revenue trades	54.0%	55.2%		164.0%	16%	26.2%

Net new client assets (dollars in billions)	$67.6	$92.3		193.5%	24%	46.4%

Qualitative strategic goals						-15.9%	(3)

Strategic goals					40%	56.8%

Total					100%	175.9%

Committee discretion (0% to -40%)								-20%

Maximum Individual Payout Percentage									155.9%

Individual performance (0% to -40%)								-15% to -20%

Actual Individual Payout Percentage									135.9% - 140.9%

(1)

Non-GAAP EPS is a non-GAAP metric and non-GAAP financial measure as defined by SEC Regulation G. Non-GAAP EPS excludes the after-tax effect of amortization of acquired intangible assets, because management does not believe it is indicative of our underlying business performance, and acquisition-related expenses, because management believes these costs are not representative of the costs of running the Company’s on-going business. For a discussion of this measure and a reconciliation to the related GAAP measure, refer to Appendix A.

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Executive Compensation and Related Information

(2)

Actual results for non-GAAP EPS were adjusted downward by the Compensation Committee from $3.34 to $2.63 to account for changes to tax laws and unplanned changes to interest rates, which the Compensation Committee determined were outside the control of the Company and appropriate to reflect the results delivered to stockholders and preserve the intent of the pre-established performance goals (which were set before the occurrence of the unplanned changes).

(3)

The Compensation Committee applied 15.9% negative discretion to reduce the funding otherwise achieved by the quantitative strategic goals to reflect the performance assessment of the strategic goals overall.

In determining the negative discretion to be applied, the Compensation Committee noted the record performance on the quantitative goals, weighed them against qualitative performance goals, and established a maximum individual payout percentage of 155.9% for each of the named executive officers. The Compensation Committee then used its judgment to measure the individual performance of each of the named executive officers in order to determine the amount of any additional negative discretion to apply. For fiscal year 2018, the Compensation Committee varied the negative discretion applied for individual performance in order to recognize significant contributions during fiscal year 2018 and emphasize individual responsibilities and roles. The additional negative discretion ranged from 15.0% to 20.0% based on the Compensation Committee’s assessment, and the CEO’s review and recommendation with respect to the named executive officers other than himself. Consistent with the Company’s pay for performance philosophy, this result reflects a very strong year which included the successful integration of Scottrade and record core operating metrics.

The equity component of the fiscal year 2018 annual incentive awards for the named executive officers was granted solely in the form of PRSUs. As described above, the equity incentive awards are subject to a three-year cliff vesting period and may be further adjusted up or down 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant.

The following table sets forth total cash and equity compensation earned by our named executive officers for fiscal year 2018 performance.

Name		Annual Incentive Under the MIP				Total Annual Compensation ($)
	Base Salary ($)	Cash Incentive ($)	Equity Incentive(1) ($)	Total Incentive
				($)	% of Target

Tim Hockey	1,000,000	2,650,050	6,183,450	8,833,500	135.9%	9,833,500

Stephen J. Boyle	450,000	1,189,125	1,189,125	2,378,250	135.9%	2,828,250

Peter J. deSilva(2)	650,000	1,359,000	1,459,000	2,818,000	140.9%	3,468,000

Thomas A. Nally(2)	500,000	1,460,925	1,568,425	3,029,350	140.9%	3,529,350

Steven M. Quirk	450,000	1,053,225	1,053,225	2,106,450	135.9%	2,556,450

(1)

These equity incentive awards were granted in fiscal year 2019. As a result, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section.

(2)	For Messrs. deSilva and Nally, incentive funding in excess of 135.9% was delivered in equity.

Scottrade Appreciation Right Award

Prior to our acquisition of Scottrade, Mr. deSilva received from Scottrade a Scottrade Appreciation Right Award (“SAR award”), that provided for the potential to earn certain cash bonuses. During fiscal year 2018, Mr. deSilva’s SAR award paid out a total of $4,812,361, which consisted of a change-in-control payment in the amount of $4,087,423, as well as amounts that became payable based on certain performance results in 2016 and 2017 and that vested in fiscal year 2018 based on continued employment in the aggregate amount of $724,938. As of September 30, 2018, the remaining unvested amounts under Mr. deSilva’s SAR award totaled $1,148,485. The unvested amounts are scheduled to vest on December 31, 2018 (as to

$724,938), and December 31, 2019 (as to $423,548), subject to Mr. deSilva’s continued employment with the Company through the vesting date or upon the occurrence of certain qualifying terminations of employment as described in further detail below under “Potential Payments Upon Termination or Change in Control.” Upon joining TD Ameritrade, Mr. deSilva no longer accrues future payments under his SAR award.

6.    Clawback Policy

We maintain a clawback policy that applies to certain incentive compensation provided to our named executive officers, including compensation under the MIP and LTIP. The MIP permits the “clawback” of any cash incentive awards, and the Company’s

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Executive Compensation and Related Information

equity agreements permit the clawback of awards granted pursuant to the MIP and LTIP if the Compensation Committee determines, within three years of the grant date of the award, that certain conduct has occurred. Generally, under the terms of the clawback policy, an executive who is involved in fraud or willful misconduct that results in a restatement of the Company’s financial statements or who commits an act of fraud, negligence or breach of fiduciary duty resulting in material loss, damage or injury to the Company can be required to: (1) forfeit and transfer to the Company, at no cost to the Company, any unvested equity awards and any shares of common stock issued in connection with vested equity awards and (2) repay to the Company any cash incentive awarded under the MIP or any gain realized from the disposition of any such shares of common stock awarded under the LTIP.

7.    Risk Assessment

The Compensation Committee, together with the Risk Committee, assessed the Company’s incentive compensation plans and concluded that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed all of the Company’s executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across business units based on differing goals established for business units. Incentive compensation targets are reviewed annually and adjusted as necessary to align with quantitative and qualitative strategic goals (discussed above).

8.    Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policy

The Compensation Committee and the board of directors strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The stock ownership guidelines for the named executive officers are as follows:

•	ten times base salary for Mr. Hockey, and

•	five times base salary for Messrs. Boyle, deSilva, Nally, and Quirk.

None of these executive officers are permitted to sell any equity interest in the Company until they meet their respective stock ownership guidelines, after which the CEO must obtain prior approval from the Compensation Committee and all other senior executives must obtain prior approval from the CEO. The Company considers any stock held without restrictions, unvested

RSUs and PRSUs, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership guidelines have been met. All current named executive officers, with the exception of Mr. deSilva, who joined the company in September 2017, have met the stock ownership guidelines as of the end of fiscal year 2018.

The Company prohibits any of its employees from entering into hedging or pledging transactions involving its common stock.

9.    Change in Control and Severance Provisions

Our senior executive team has been instrumental to the success of the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of our stockholders are best served if the interests of senior management are closely aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of our stockholders. Equity awards under the MIP generally will vest upon certain qualifying terminations of employment by the Company within a specified period after a change in control. Our executive officers are not automatically entitled to any single-trigger bonuses, vesting acceleration, or other payouts upon a change in control. Rather, our employment arrangement with Mr. Hockey and our executive compensation practices (described later in this section under “Potential Payments Upon Termination or Change in Control”) require a termination of employment under specified circumstances in connection with or following a change in control for any benefits to apply. We utilize this dual-trigger change in control provision because we believe that triggering severance or bonus payments simply because a change in control has occurred is not in the Company’s or stockholders’ best interests.

10.    Tax Treatment

In determining executive compensation, the Compensation Committee considers the possible tax consequences to the Company and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.

Certain compensation previously paid to executive officers under the MIP, and certain equity awards that previously vested, were and are intended to be fully deductible under the “performance-based” compensation exception (discussed below) previously provided by Section 162(m) of the Code. As a result of the Tax Cuts and Jobs Act of 2017 (the “Act”), for tax years beginning after December 31, 2017, Section 162(m) of the Code limits to

TD Ameritrade 2019 Proxy Statement	29

Executive Compensation and Related Information

$1 million the federal income tax deduction we can receive for annual individual compensation paid to certain current and former executive officers, subject to a transition rule for written binding contracts in effect on November 2, 2017, and not materially modified after that date. Prior to the Act, Section 162(m)’s deduction limit included an exception for “performance-based” compensation that permitted qualifying compensation to be deductible even if it exceeded the $1 million limit. Significant aspects of the Company’s compensation programs were designed to permit (but not require) compensation to qualify for this performance-based exception. To accomplish this, the Company previously asked shareholders to approve equity and incentive compensation plans that included limitations and provisions required to be included under Section 162(m). Now that the performance-based compensation exception is no longer available, the Company will no longer include specific Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and generally will not attempt to meet the requirements previously included in our plans related to the now eliminated performance-based exception as there is no tax benefit from doing so. The Company will continue to seek shareholder approval of certain compensation plans as may be required by applicable law or regulation.

11.    Actions Since End of Fiscal Year 2018

Fiscal Year 2018 PRSUs Granted in Fiscal Year 2019

The table below summarizes the PRSUs granted to our named executive officers since the end of fiscal year 2018, which represent the portion of the annual incentive award earned under the MIP for fiscal year 2018 and then granted in the form of PRSUs. These grants were made in fiscal year 2019 and therefore are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables set forth below.

Fiscal Year 2019 PRSUs Granted for Fiscal Year 2018 MIP Performance

	Fiscal 2018 Equity Incentive
Name	Amount Earned ($)	Number of Units (#)	Grant Date Fair Value ($)

Tim Hockey	6,183,450	117,445	6,344,379

Stephen J. Boyle	1,189,125	22,586	1,220,096

Peter J. deSilva	1,459,000	27,712	1,497,002

Thomas A. Nally	1,568,425	29,790	1,609,256

Steven M. Quirk	1,053,225	20,005	1,080,670

The number of PRSUs granted was determined by dividing the dollar amount earned by $52.65, the average of the high and low price of the Company’s common stock for the 20 trading days ended December 5, 2018. These awards are subject to a three-year cliff vesting period and may be further adjusted up or down by up to 20% of the target number of shares, based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant (subject to adjustment for DEUs). The grant date fair value for accounting purposes was determined based upon a Monte Carlo analysis whereby the stock prices of the Company and the selected peer group companies were simulated using correlated Geometric Brownian motion paths in order to estimate the Company’s total expected shareholder return rank within the peer group index and the corresponding percent of PRSUs that are estimated to be earned per the PRSU agreement. The per share grant date fair value on December 5, 2018, was $54.02.

30	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

Fiscal Year 2019 Target Total Annual Compensation Adjustments

The Compensation Committee discussed with our CEO the target total annual compensation for fiscal year 2019 of our named executive officers (other than the CEO), and reviewed the peer group data and its assessment of performance for each named executive officer including the CEO. After considering prior performance and market data, including the competitiveness of our named executive officers’ compensation compared to the market data, the Compensation Committee approved the fiscal year 2019 target total annual compensation for each named executive officer as follows:

Fiscal Year 2019 Target Total Annual Compensation

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Total Target Incentive ($)	Target Total Annual Compensation ($)

Tim Hockey(1)	1,000,000	2,250,000	5,250,000	7,500,000	8,500,000

Stephen J. Boyle(2)	500,000	1,000,000	1,000,000	2,000,000	2,500,000

Peter J. deSilva(3)	650,000	1,075,000	1,075,000	2,150,000	2,800,000

Thomas A. Nally(4)	650,000	1,075,000	1,075,000	2,150,000	2,800,000

Steven M. Quirk(5)	500,000	1,050,000	1,050,000	2,100,000	2,600,000

(1)	Mr. Hockey’s annual target incentive compensation was increased from $6.5 million for fiscal year 2018 to $7.5 million for fiscal year 2019, which continues to consist of 30% cash and 70% equity.

(2)

Mr. Boyle’s base compensation was increased by $50,000, and his annual target incentive compensation was increased from $1.75 million for fiscal year 2018 to $2 million for fiscal year 2019, which continues to consist of 50% cash and 50% equity.

(3)	Mr. deSilva’s annual target incentive compensation was increased from $2.0 million for fiscal year 2018 to $2.15 million for fiscal year 2019, which continues to consist of 50% cash and 50% equity.

(4)	Mr. Nally’s base compensation was increased by $150,000.

(5)

Mr. Quirk’s base compensation was increased by $50,000, and his annual target compensation was increased from $1.55 million for fiscal year 2018 to $2.1 million for fiscal year 2019, which continues to consist of 50% cash and 50% equity.

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Executive Compensation and Related Information

Fiscal Year 2019 MIP Incentive Funding Formula

In light of the recent changes to Section 162(m) of the Code, and in consultation with Semler Brossy following review of the Company’s executive compensation programs, effective for fiscal year 2019, the incentive funding formula under the MIP for fiscal year 2018 will be replaced with the design illustrated below.

FY 2019 Incentive Funding Design Incentive Funding Components Component Weightings CEO NEO Potential Funding Range Corporate Performance 80% 70%0%, 50% - 150% Individual Performance20%30%0%, 50% - 150% Total Individual Incentive Funding Percentage:0% - 150%
Corporate Performance Formula Metric Weighting Potential Funding Range Earnings Per Share 40% 0%, 50% - 150% Client Experience 25% 0%, 50% - 150% Revenue & Market Share 20% 0%, 50% - 150% Other Strategic Themes 15% 0%, 50% - 150% Corporate Performance Total 100% 0% - 150%

The fiscal year 2019 incentive funding formula emphasizes key, short-term, quantitative results and further supports the delivery of a superior client experience. The new design is intended to emphasize areas that the Compensation Committee believes are critical drivers of the Company’s strategic and financial success over the longer-term (client experience and key strategic themes) and measures of the Company’s short-term operational success (non-GAAP EPS, revenue and market share). Equity incentives will continue to be delivered 100% in the form of PRSUs, which may be adjusted up or down by up to 20% based on the Company’s cumulative three-year TSR relative to the components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant and which also are subject to three-year cliff vesting based on continued service with us.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD Ameritrade’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD Ameritrade’s Annual Report on Form 10-K for its 2018 fiscal year.

Wilbur J. Prezzano, Chairman

Brian M. Levitt

Mark L. Mitchell

Allan R. Tessler

Compensation Committee Interlocks and Insider Participation

Messrs. Prezzano, Levitt, Mitchell and Tessler served as members of the Compensation Committee during fiscal 2018. During fiscal 2018, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

32	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

Summary Compensation Table for Fiscal Years 2018, 2017 and 2016

The following table provides compensation information during fiscal years 2018, 2017 and 2016 for Mr. Hockey, our CEO, Mr. Boyle, our CFO, and our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2018. We refer to these individuals as our named executive officers. Mr. Quirk became a named executive officer beginning in fiscal year 2017, and Mr. deSilva became a named executive officer beginning in fiscal year 2018. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(6) ($)	Total ($)
Tim Hockey President and CEO	2018	1,000,000	4,911,253		—	2,650,050	16,206	8,577,509
	2017	995,192	4,373,946		—	1,976,850	2,002	7,347,990
	2016	562,500	4,435,944		3,100,002	1,466,850	130,596(7)	9,695,892
Stephen J. Boyle Executive Vice President, CFO	2018	450,433	945,644		—	1,189,125(4)	145,462	2,730,664
	2017	449,038	803,380		—	888,150	150,781	2,291,350
	2016	400,000	684,779		—	685,800	124,923	1,895,502
Peter J. deSilva	2018	650,000	40,919	(2)	—	6,171,361(5)	30,842	6,893,121
Executive Vice President, Retail Distribution

Thomas A. Nally Executive Vice President, Institutional Services	2018	500,000	1,539,596		—	1,460,925	20,784	3,521,305
	2017	500,000	1,011,632		—	1,146,000	21,248	2,678,880
	2016	500,000	1,037,877		—	863,600	21,224	2,422,701
Steven M. Quirk Executive Vice President, Trader and Education	2018	450,000	945,644		—	1,053,225	20,755	2,469,624
	2017	450,000	922,381		—	888,150	20,295	2,280,826

(1)

The amounts in these columns represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for equity awards granted during the fiscal year. These amounts do not necessarily correspond to the actual value recognized by our NEOs. For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2018:

* Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements

–	Note 1. Nature of Operations and Summary of Significant Accounting Policies – Stock-based Compensation

–	Note 13. Stock-based Compensation

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Executive Compensation and Related Information

The amounts in the Stock Awards column for fiscal year 2018 represent the grant date fair value of PRSUs based on the probable outcome of the performance conditions to which the PRSUs are subject. The following table shows the value of the PRSUs at the grant date assuming that the highest level of performance conditions will be achieved (equivalent to 120% of the award), subject to adjustment with respect to any related DEUs:

Name	Grant Date	Value of PRSUs at Grant Date Assuming Highest Level of Performance ($)
Tim Hockey	11/29/2017	5,893,461
Stephen J. Boyle	11/29/2017	1,134,762
Peter J. deSilva	11/29/2017	49,103
Thomas A. Nally	11/29/2017	1,847,484
Steven M. Quirk	11/29/2017	1,134,762

(2)

The amount reflects Mr. deSilva’s PRSU award as prorated to reflect that he was employed with the Company, following the closing of Scottrade’s acquisition by the Company, during fiscal year 2018 from September 18, 2017, through September 30, 2017, as set forth in Mr. deSilva’s term sheet as negotiated and entered into between Mr. deSilva and the Company in connection with the closing of the Scottrade acquisition.

(3)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP.

(4)

The cash component of the annual incentive award earned by Mr. Boyle under the MIP was deferred by him and will be paid in the form of Company common stock upon the termination of Mr. Boyle’s employment with the Company, in equal, annual installments over a period of ten years (or in the event of his earlier death or disability that occurs during employment, in a lump sum shortly following such event).

(5)

The amount includes (a) the cash component of the annual incentive award earned under the MIP of $1,359,000, and (b) cash bonus payments that were paid under Mr. deSilva’s SAR award pursuant to the terms of the Scottrade Appreciation Right Award dated January 1, 2016, consisting of (i) $301,390 that was paid during fiscal year 2018, representing one-third of the amount that Mr. deSilva became eligible to receive based on performance achieved for Scottrade’s fiscal year 2016 and prior to the closing of the Company’s acquisition of Scottrade that occurred in the Company’s fiscal year 2017, (ii) $423,548 that was paid during fiscal year 2018, representing one-third of the amount that Mr. deSilva became eligible to receive based on performance achieved with respect to Scottrade’s fiscal year 2017 and prior to the closing of the Company’s acquisition of Scottrade, and (iii) $4,087,423 of which was paid during fiscal year 2018 under the SAR award granted by Scottrade, representing the entire amount that Mr. deSilva became eligible to receive in connection with the Company’s acquisition of Scottrade in fiscal year 2017, in each case of (i) through (iii), subject to Mr. deSilva’s continued employment with the Company (as the successor to Scottrade) through the applicable vesting dates in fiscal year 2018.

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Executive Compensation and Related Information

(6)	The amounts in this column are summarized in the following table:

Name	Year	Income and Employment Taxes Reimbursed(a) ($)	Employer Cash Contributions to Company’s Qualified 401(k) Profit Sharing Plan ($)	Other(c) ($)	Total ($)

Tim Hockey	2018	9,092	—	7,114	16,206

	2017	813	—	1,189	2,002

	2016	73,223	4,759(b)	52,614	130,596

Stephen J. Boyle	2018	64,412	20,490	60,560	145,462

	2017	66,919	25,228	58,635	150,781

	2016	60,221	11,422	53,280	124,923

Peter J. deSilva	2018	—	30,842	—	30,842

Thomas A. Nally	2018	—	20,784	—	20,784

	2017	261	20,295	693	21,248

	2016	629	20,595	—	21,224

Steven M. Quirk	2018	—	20,755	—	20,755

	2017	—	20,295	—	20,295

(a)	The amount of taxes reimbursed by the Company for fiscal year 2018 relate to Company-paid tax preparation services for Mr. Hockey and housing reimbursement for Mr. Boyle.

(b)	During fiscal year 2017, this amount subsequently was adjusted to reflect that Mr. Hockey would not receive any fiscal year 2016 matching contribution and accordingly, the payment was reversed.

(c)	The fiscal year 2018 amounts consisted of tax preparation services for Mr. Hockey and housing reimbursement for Mr. Boyle.

(7)

This amount includes employer cash contributions to the Company’s qualified 401(k) profit sharing plan for Mr. Hockey for fiscal year 2016 in the amount of $4,759, as previously disclosed in the Company’s proxy statement filed with the SEC on January 4, 2017. Pursuant to his employment agreement, Mr. Hockey is not eligible for matching and profit sharing contributions under the Company’s 401(k) plan while he continues to accrue benefits under the TD Bank Group non-qualified pension plan through June 30, 2018. An adjustment was made during fiscal year 2017 to reflect that Mr. Hockey would not receive such fiscal year 2016 matching contribution and accordingly, the payment of $4,759 was reversed.

TD Ameritrade 2019 Proxy Statement	35

Executive Compensation and Related Information

Grants of Plan-based Awards During Fiscal Year 2018

The following table summarizes equity awards granted to our named executive officers in fiscal year 2018 under our LTIP and non-equity incentive plan awards granted to our named executive officers in fiscal year 2018 under our MIP. Equity awards granted in fiscal year 2019 for services rendered in fiscal year 2018 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2018.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Approval Date of Stock Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Tim Hockey	—		—	1,950,000(2)	3,900,000

	11/29/2017(1)	11/17/2017				74,895	93,619	112,342	4,911,253

Stephen J. Boyle	—		—	875,000	1,750,000

	11/29/2017(1)	11/16/2017				14,420	18,026	21,631	945,644

Peter J. deSilva	—		—	1,000,000(2)	2,000,000

	11/29/2017(1)	11/16/2017				624	780	936	40,919

Thomas A. Nally	—		—	1,075,000(2)	2,150,000

	11/29/2017(1)	11/16/2017				23,478	29,348	35,217	1,539,596

Steven M. Quirk	—		—	775,000(2)	1,550,000

	11/29/2017(1)	11/16/2017				14,420	18,026	21,631	945,644

(1)

Represents the equity component of the fiscal year 2017 annual incentives payable pursuant to the MIP in the form of PRSUs. PRSUs (including any related DEUs), which were granted under the LTIP, are scheduled to vest in full on the three-year anniversary of the grant date based upon achievement of specified performance criteria, subject to the named executive officer’s service with the Company through such date. The performance criteria relate to the Company’s cumulative three-year TSR relative to certain components of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant. The actual number of PRSUs that may become eligible to vest as a result of performance will range from a minimum of 80% to a maximum of 120% of the PRSUs (including any related DEUs).

(2)	Represents the cash incentive component of the fiscal year 2018 annual incentives payable to the named executive officer pursuant to the MIP.

36	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

Outstanding Equity Awards at Fiscal Year-end September 30, 2018

The following table provides information on the holdings of stock option and stock awards by our named executive officers as of September 30, 2018, the last day of fiscal year 2018. This table includes unexercised and unvested option awards, unvested RSUs and unvested DEUs associated with the outstanding RSU awards. The vesting schedule is shown for each grant in the footnotes to the table. The market value of the stock awards is based on $52.83, the closing market price of the Company’s common stock on September 28, 2018 (the last business day of fiscal year 2018).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date(2)

Tim Hockey	251,623	251,624	(1)(2)	27.97	1/21/2026

						166,647	8,803,961			1/21/2021(3)

								94,644	5,000,043	11/29/2020(4)

								107,052	5,655,557	11/22/2019(4)

Stephen J. Boyle								18,222	962,668	11/29/2020(4)

								19,659	1,038,585	11/22/2019(4)

						19,724	1,042,019			11/25/2018(5)

Peter J. deSilva								786	41,524	11/29/2020(4)

						11,607	613,198			9/20/2020(5)

						11,607	613,198			9/20/2022(6)

Thomas A. Nally								29,668	1,567,360	11/29/2020(4)

								24,757	1,307,912	11/22/2019(4)

						29,893	1,579,247			11/25/2018(5)

Steven M. Quirk								18,222	962,668	11/29/2020(4)

								22,571	1,192,426	11/22/2019(4)

						26,970	1,424,825			11/25/2018(5)

(1)

These nonqualified stock options are scheduled to vest in four, equal installments on January 21, 2017, 2018, 2019 and 2020, subject to Mr. Hockey’s continued employment with the Company or service as a member of the board of directors through such dates.

(2)

In certain circumstances, the awards are eligible for continued vesting or vesting acceleration as described further below in the section titled “Potential Payments Upon Termination or Change in Control.”

(3)	These RSUs are scheduled to vest in full on the five-year anniversary of the grant date, subject to Mr. Hockey’s continued employment or other service with the Company through such date.

(4)

These PRSUs are shown based on target number of shares subject to the PRSUs (including any DEUs based on such target number). PRSUs are scheduled to vest in full on the three-year anniversary of the grant date based upon achievement of specified performance criteria, subject to the named executive officer’s employment or other service with the Company through such date. The performance criteria relate to the Company’s cumulative TSR, relative to the cumulative TSR of each of the component companies of the NYSE Arca Securities Broker/Dealer Index determined at the time of grant, measured over a period of three years beginning on the first day of fiscal year 2017 with respect to PRSUs with a vesting date of November 22, 2019, or fiscal year 2018 with respect to PRSUs with a vesting date of November 29, 2020). The actual number of PRSUs (including any related DEUs) that may become eligible to vest as a result of performance will range from a minimum of 80% to a maximum of 120% of the PRSUs.

(5)	These RSUs are scheduled to vest in full on the three-year anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date.

(6)	These RSUs are scheduled to vest in full on the five-year anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date.

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Executive Compensation and Related Information

Option Exercises and Stock Vested During Fiscal Year 2018

The following table summarizes stock awards that vested for our named executive officers during fiscal year 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tim Hockey	—	—
Stephen J. Boyle(1)	84,275	4,619,113
Peter J. deSilva	—	—
Thomas A. Nally	26,789	1,315,876
Steven M. Quirk	19,876	976,309

(1)

The settlement of Mr. Boyle’s RSU award covering 79,767 shares granted on July 8, 2015, was deferred pursuant to the terms of the RSU award agreement. 100% of the award vested on July 8, 2018, including 4,508 DEUs earned for a total of 84,275 shares. The deferred stock units are scheduled to be paid to Mr. Boyle in ten, equal, annual installments upon the termination of his employment other than due to his death or disability, with the first installment paid shortly after the termination of his employment and remaining installments paid on each of the next nine anniversaries of the termination. In the event that Mr. Boyle dies or becomes disabled during his employment, the deferred stock units instead will be issued in lump sum shortly following the date of the death or disability.

Nonqualified Deferred Compensation for Fiscal Year 2018

The following table summarizes deferred compensation for our named executive officers during fiscal year 2018 that is not tax-qualified.

Name	Executive Contributions in Fiscal Year 2018 ($)	Company Contributions in Fiscal Year 2018 ($)	Aggregate Earnings in Fiscal Year 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2018 ($)

Tim Hockey	—	—	—	—	—

Stephen J. Boyle	888,150(1)	—	128,147(3)(4)	—	1,529,429(6)

	4,510,534(2)		-157,133(4)(5)		4,353,916(7)

Peter J. deSilva	—	—	—	—	—

Thomas A. Nally	—	—	—	—	—

Steven M. Quirk	—	—	—	—	—

(1)

Mr. Boyle deferred all of the cash component of his annual incentive award payable to him under the MIP for fiscal year 2017, which was converted into 18,076 deferred stock units during fiscal year 2018, and will be payable to him in shares of Company common stock. Upon the termination of his employment with the Company or his retirement, his deferred stock units will be paid in ten, annual installments following termination (with the first payment occurring on the one-year anniversary of termination and each installment comprising a number of shares of Company common stock equal to the total number of deferred stock units outstanding (including DEUs), divided by the number of remaining installments to be paid). The full amount of the cash component of the annual incentive award payable to Mr. Boyle under the MIP for fiscal year 2017 in the amount of $888,150 was included in the Summary Compensation Table for Mr. Boyle for fiscal year 2017 under the column titled Non-Equity Incentive Plan Compensation.

(2)

Mr. Boyle was granted RSUs covering 79,767 shares on July 8, 2015, which vested in full on July 8, 2018. A total of 82,294 vested shares (which include DEUs but are net of shares used to satisfy any applicable tax withholdings at vesting) otherwise issuable under the RSUs have been deferred until the earliest of the termination of Mr. Boyle’s employment, his death, or his disability. The deferred stock units are scheduled to be paid to Mr. Boyle in ten, annual installments upon the termination of his employment other than due to his death or disability, with the first installment paid shortly after the termination of his employment and remaining installments paid on each of the next nine anniversaries of the termination. The number of shares of Company common stock to be paid in each installment is equal to the total number of deferred stock units (including DEUs), divided by the number of remaining installments to be paid. In the event that Mr. Boyle dies or becomes disabled during his employment, the deferred stock units instead will be issued in lump sum shortly following the date of the death or disability. The grant date fair value of this RSU award was included in the Summary Compensation Table for fiscal year 2015 in the amount of $2,881,535, under the column titled Stock Awards.

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Executive Compensation and Related Information

(3)

The amount of aggregate earnings in fiscal year 2018 represents $18,107 in dividends earned during fiscal year 2018 on the deferred stock units, which dividends will be payable in shares, and the value of any increase or decrease in the stock price of the shares.

(4)

The amounts earned for Mr. Boyle’s deferred stock units were not subject to any above-market or preferential earnings during fiscal year 2018 or any prior year reported in the Summary Compensation Table.

(5)

The amount of aggregate earnings in fiscal year 2018 represents $17,282 in dividends earned during fiscal year 2018 on the deferred stock units, which dividends will be payable in shares, and the value of any increase or decrease in the stock price of the shares.

(6)

The aggregate balance at fiscal year end 2018 represents the value of 28,950 deferred stock units of Company common stock based on $52.83 per share, the closing market price of the Company’s common stock on September 28, 2018 (the last business day of fiscal year 2018). Mr. Boyle previously deferred 50% of the cash component of his annual incentive award payable to him under the MIP for fiscal year 2016, which was converted into 10,334 deferred stock units. An amount of $342,900, representing the deferred portion of the annual incentive award payable in cash to Mr. Boyle under the MIP for fiscal year 2016 was included in the Summary Compensation Table for fiscal year 2016 under the column titled Non-Equity Incentive Plan Compensation. These deferred stock units are subject to the Company’s Executive Deferred Compensation Program. Under this program, participants may elect to defer up to 100% of their annual incentive earned under the MIP or such other compensation that the program administrator may permit. The program also permits discretionary contributions by the Company, although no Company contributions were made in fiscal year 2018. Deferred stock units under the program are eligible for DEUs, which generally are calculated by multiplying the dividend amount per share by the number of deferred stock units of the participant, divided by the closing price of the Company’s common stock on the dividend payment date. The program will provide for earlier, lump sum distribution in the event that Mr. Boyle becomes disabled while employed with the Company, and also permits distributions in connection with an unforeseeable emergency.

(7)

The aggregate balance at fiscal year end 2018 represents the value of 82,603 shares of Company common stock deferred under the RSU described in footnote (2) above (including DEUs earned on the deferred stock units, which also remain deferred), based on $52.83 per share, the closing market price of the Company’s common stock on September 28, 2018 (the last business day of fiscal year 2018).

Potential Payments Upon Termination or Change in Control

Introduction and Overview

The Company has entered into employment agreements with Messrs. Hockey, Boyle and deSilva. Messrs. Nally and Quirk do not have employment agreements. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of certain qualifying terminations of employment, including in connection with a change in control of the Company. Payments are not triggered automatically upon the occurrence of a change in control. Rather, our executives will receive change in control benefits only if their employment is terminated in certain instances following a change in control.

Compensation Plans and Award Agreements

Management Incentive Plan and Long-Term Incentive Plan

Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. The LTIP provides that in the event of a change in control, unless determined otherwise by the administrator of the LTIP, in the event a successor to the Company does not assume or substitute or replace outstanding awards of options, RSUs and PRSUs, those awards will vest in full. The RSU and PRSU award agreements generally provide for settlement as soon as practicable upon the vesting of the award, except in limited circumstances for purposes of complying with any applicable laws (such as requirements relating to deferred compensation). The option, RSU and PRSU award agreements provide for the following treatment of named executive officers’ awards upon death, disability, retirement, termination without cause, resignation for good reason, and change in control:

Triggering Event	Treatment of Award

Death or disability	RSU award vests in full PRSU award vests based on target performance

Retirement	RSU award vests in full (other than with respect to Mr. Hockey’s RSUs granted January 1, 2016) PRSU award remains outstanding and eligible to vest based on actual performance

Termination by the Company without cause

Mr. Hockey’s RSU award granted January 1, 2016, vests in full, and other RSUs held by a named executive officer vest as to a prorated portion based on the number of full, 12-month periods of service completed during the vesting period

PRSUs for which performance already has been met will vest in full. For PRSUs for which performance has not yet been measured, those PRSUs will remain outstanding and eligible to vest based on actual performance as to 100% with respect to Mr. Hockey, or 33% (if termination occurs at least one year after grant), 67% (if termination occurs at least two years after grant), or 100% (if termination occurs at least three years after grant), with respect to other named executive officers

Mr. Hockey’s option award will continue to vest in accordance with its vesting schedule without regard to any continued employment or director service requirement

TD Ameritrade 2019 Proxy Statement	39

Executive Compensation and Related Information

Triggering Event	Treatment of Award

Resignation by the executive for good reason

Mr. Hockey’s RSUs granted January 1, 2016, vests in full. Mr. deSilva’s RSUs will vest as to a prorated portion based on the number of full, 12-month periods of service completed during the vesting period

Mr. deSilva’s PRSUs for which performance already has been met will vest as to a prorated portion based on the number of full, 12-month periods of service completed during the vesting period. His PRSUs for which performance has not yet been measured will remain outstanding and eligible to vest based on actual performance as to 33% (if termination occurs at least one year after grant), 67% (if termination occurs at least two years after grant), or 100% (if termination occurs at least three years after grant)

Mr. Hockey’s options will continue to vest in accordance with their vesting schedule without regard to any continued employment or director service requirement

Change in control

RSU award vests in full following termination by the Company without cause that occurs within 24 months after a change in control

For PRSU awards, the performance period will end upon the change in control and actual performance will be measured at that time. PRSUs for which performance is deemed met will be scheduled to vest, after the change in control, on the three-year anniversary of the grant date subject to continued service. Upon termination of service due to death, disability or retirement, such PRSUs will accelerate vesting in full. With respect to Mr. Hockey, upon resignation for good reason, or termination of employment by the Company other than for cause, such PRSUs will accelerate vesting in full. With respect to Mr. deSilva, upon resignation for good reason or termination of employment by the Company other than for cause in each case within 12 months after the change in control, such PRSUs will continue to vest in accordance with its vesting schedule. With respect to other named executive officers, upon termination of employment by the Company other than for cause, 33% (if termination occurs at least one year after grant), 67% (if termination occurs at least two years after grant), or 100% (if termination occurs at least three years after grant) of such PRSUs will accelerate vesting

Conditions to Receipt of Accelerated Vesting Benefit

Under the RSU and PRSU award agreements, non-solicitation and non-competition covenants for a period of 12 months (or 24 months, in the case of Mr. Hockey and Mr. Boyle), following termination of employment with the Company, and with respect to Mr. Hockey’s PRSU award agreement, a release of claims in favor of the Company pursuant to his employment agreement. Upon termination other than due to death or disability, the portion of Mr. Boyle’s RSU award granted July 8, 2015, that accelerates vesting will be paid out in annual installments over a 9-year period following termination

Certain Definitions Under RSU, PRSU and Option Award Agreements and LTIP

Under the LTIP, “change in control” generally means the occurrence of any of the following:

•

The date any person (or more than one person acting as a group) acquires ownership of Company common stock that, together with common stock held by such person (or group), constitutes more than 50% of the total fair market value or voting power of Company common stock, but other than circumstances in which: additional common stock is acquired by any one person (or more than one person acting as a group) considered to own more than 50% of the total fair market value or voting power of Company common stock, or Company stockholders continue to retain substantially the same proportions of their ownership of the total fair market value or voting power of Company common stock of fifty percent (50%) or more of the total fair market value or voting power of common stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a change in control; or

•

The date that the board of directors determines that any person (or more than one person acting as a group, but other than any person or group considered to effectively control the Company) acquires or has acquired during a 12-month period at least 50% of the total voting power of Company common stock, or a majority of members of the board of directors is replaced over a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the appointment or election; or

•

The date that any person (or more than one person acting as a group) acquires or has acquired during a 12-month period assets from the Company that have a total gross fair market value of at least 50% of the total fair market value of all Company assets, but other than a transfer: (i) to an entity controlled by the Company’s stockholders immediately after the transfer; or (ii) of assets to a Company stockholder in exchange for or with respect to Company common stock, or to an entity, at least 50% of the total value or voting power of which is owned by the Company or to a person (or more than one person acting as a group) that owns at least 50% of the total value or voting power of all outstanding Company common stock, or to an entity owned by such person (referenced in the immediately preceding clause) as to at least 50% of its total value or voting power.

Transactions also are required to qualify as a change in control within the meaning of Code section 409A in order to constitute a change in control under the LTIP.

40	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

Under the RSU and PRSU award agreements, a change in control will not be deemed to occur, for purposes of the treatment described in the award agreement in connection with a change in control, if TD Bank Financial Group acquires the Company’s outstanding shares of common stock or substantially all of the Company’s assets.

Under the PRSU award agreements, “retirement” generally means a termination by the Company of the executive’s employment with the Company other than for cause, death or disability after the executive has attained at least age 55 and at least ten years of continuous service with the Company. With respect to Mr. Hockey, if Mr. Hockey has served as CEO for at least five years, then the term “Retirement” under his PRSUs will have the same meaning as under his employment agreement.

Under the RSU award agreements (other than for Mr. Hockey), “retirement” generally means a termination by the Company of the executive’s employment with the Company other than for cause after the executive has attained age 55 and at least ten years of continuous service with the Company.

Under the RSU and PRSU award agreements (other than with respect to Mr. Hockey’s awards), “cause” generally means:

•	failure to substantially perform the executive’s duties as an employee, other than due to illness, injury or disability;

•	willfully engaging in conduct which is materially injurious to the Company;

•

misconduct involving serious moral turpitude, or any conviction of, or plea of no contest to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by the executive in the course of his employment with the Company;

•	any violation of the non-solicitation or non-competition covenants under the award agreement; or

•	any other action that might be considered gross misconduct under the Company’s applicable associate handbook.

Under Mr. Hockey’s RSU, PRSU and option award agreements, “cause” and “good reason” generally have the same meaning as provided in Mr. Hockey’s employment agreement.

Company Severance Practices

In addition, in accordance with the Company’s executive compensation practices, unless otherwise specified in an employment agreement, named executive officers will generally receive the following severance benefits upon any termination by the Company without cause including following a change in control: (a) four weeks of base salary for each completed year of service (or minimum of 12 weeks), up to a maximum of 104 weeks, (b) four weeks of annual cash incentive for each completed year of service, up to a maximum of 104 weeks, calculated based on target performance, (c) continued Company-paid employer portion of premium costs for medical and dental coverage for a period equal to one month for each completed year of service (or minimum of six months), up to a maximum of 18 months, and (d) eligibility to receive the cash portion of annual incentive, based on actual performance and prorated for the period of the fiscal year that the named executive officer remained employed. These severance benefits are subject to a release of claims in favor of the Company, and non-competition and non-solicitation obligations for a period of 12 months following termination of employment.

Employment Agreements of Named Executive Officers

President and CEO – Tim Hockey

On November 9, 2015, Mr. Hockey entered into an employment agreement under which he became the Company’s president effective January 2, 2016, and CEO effective October 1, 2016. Below is a brief summary of certain terms of his employment agreement.

Severance benefits under his employment agreement are summarized further below under the section titled “Summary Table – Potential Payments Upon Termination or Change in Control.”

TD Ameritrade 2019 Proxy Statement	41

Executive Compensation and Related Information

Employment Agreement

Provision	Summary

Position	President, effective January 2, 2016 CEO, effective October 1, 2016

Term

Initial term of five years commencing January 2, 2016

•  Annual re-appointment as CEO by the approval of at least two-thirds of the board of directors during the initial term or renewal thereof

•  Automatic renewal for additional terms of one-year each after the initial term

•  Written notice of non-renewal may be provided by the Company or Mr. Hockey at least six months before expiration

•  Written notice of voluntary retirement by Mr. Hockey at least six months before his resignation

Base Salary	$750,000 per year, and increased by the Compensation Committee to $1,000,000 beginning with fiscal year 2017

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,575,000 for fiscal year 2016, and increased by the Compensation Committee to $1,725,000 beginning with fiscal year 2017

Equity Compensation

Participation in LTIP

•  Equity component of annual incentive award under the MIP with a target of $3,675,000 for fiscal year 2016, and increased by the Compensation Committee to $4,025,000 beginning with fiscal year 2017

•  RSU award covering 158,533 shares granted on January 21, 2016, and scheduled to vest in full on January 21, 2021, subject to continued service with the Company through such date

•  Stock option award covering 503,247 shares granted on January 21, 2016, and scheduled to vest in four equal installments on January 21, 2017, 2018, 2019 and 2020, subject to continued employment with the Company or service as a member of the board of directors through the applicable dates

Air Travel	Mr. Hockey is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company

Car Service

Mr. Hockey is entitled to Company-paid car service transportation to and from work, and when traveling by ground transportation on Company-related business to the extent important for security purposes

Taxes

Tax preparation services paid by the Company in years where Mr. Hockey’s employment income is recognized in both Canada and the United States.

If benefits provided to Mr. Hockey constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Conditions to Receipt of Termination Payments and Benefits

As a condition to Mr. Hockey receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and (except in the case of voluntary retirement after five years of becoming the Company’s CEO) mutual non-disparagement covenants and share ownership requirements. The non-competition, non-solicitation and non-disparagement covenants and the share ownership requirements cover a period of two years from the date of termination.

42	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

Certain Definitions Under Mr. Hockey’s Employment Agreement

“Good reason” generally means Mr. Hockey’s resignation within 30 days following the expiration of any Company cure period following the occurrence of one or more of the following, without Mr. Hockey’s written consent:

•	a significant reduction of Mr. Hockey’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction;

•

a material reduction in the kind or level of employee benefits to which Mr. Hockey is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•

a reduction in Mr. Hockey’s base salary or annual MIP incentive award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	a material change in the geographic location of Mr. Hockey’s primary office location, other than to a facility or location less than 25 miles from his primary office location;

•	the failure of the Company to obtain the assumption of his employment agreement by a successor; and

•	absent cause, the board of directors’ failure to re-appoint Mr. Hockey as CEO on an annual basis.

In order to resign for “good reason,” Mr. Hockey is required to deliver written notice to the Company within 90 days of the event constituting good reason and provide the Company with a reasonable cure period of at least 30 days and not more than 90 days following the date of written notice.

“Cause” generally means the occurrence of any of the following:

•	conviction of, or plea of nolo contendere to, a felony that the board of directors reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;

•

any act of personal dishonesty by Mr. Hockey in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•

willful, substantial and continuing failure to perform the reasonable duties of Mr. Hockey’s position for a period of at least 30 days following written notice from the board of directors which describes the basis for the board of directors’ belief that he has not substantially performed his reasonable duties for reasons other than illness or incapacity;

•

being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); willful misconduct, gross negligence, fraud or embezzlement, in each case that results in substantial, material harm to the Company;

•

(1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the board of directors or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Hockey’s own attorney in connection with any such investigation will not constitute cause; and

•

disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (1) the disqualification, bar or loss continues for more than 30 days and (2) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

“Change in control” generally has the same meaning as provided under the LTIP.

Executive Vice President, Chief Financial Officer – Stephen J. Boyle

On March 25, 2015, Mr. Boyle entered into a term sheet agreement to become the Company’s executive vice president, finance effective July 1, 2015, and CFO effective October 1, 2015. Below is a brief summary of certain terms of his agreement. Severance benefits under his term sheet agreement are summarized further below under the section titled “Summary Table – Potential Payments Upon Termination or Change in Control.”

TD Ameritrade 2019 Proxy Statement	43

Executive Compensation and Related Information

Term Sheet

Provision	Summary

Position	Executive Vice President, Finance, effective July 1, 2015 Executive Vice President, CFO, effective October 1, 2015

Base Salary	$400,000 per year, and increased by the Compensation Committee to $450,000 beginning with fiscal year 2017

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $675,000, and increased by the Compensation Committee to $775,000 beginning with fiscal year 2017

Equity Compensation

Participation in LTIP

•  RSU award covering 79,767 shares granted July 8, 2015, and scheduled to vest in full on July 8, 2018, subject to continued employment with the Company through such date

•  Equity component of annual incentive award under the MIP with a target of $675,000, and increased by the Compensation Committee to $775,000 beginning with fiscal year 2017

Housing Allowance	Company-paid monthly housing allowance for one bedroom work apartment and reimbursement for related taxes for the benefit

Conditions to Receipt of Termination Payments and Benefits

As a condition to Mr. Boyle receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of two years from the date of termination

Certain Definitions Under Mr. Boyle’s Term Sheet

“Cause” generally means the occurrence of any of the following:

•

the failure by Mr. Boyle to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. Boyle in conduct which is materially injurious to the Company, monetarily or otherwise;

•

misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Boyle’s credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	Mr. Boyle’s breach of any restrictive covenants to which he is subject.

“Change in control” generally means the occurrence of any of the following:

•

The date any person (or more than one person acting as a group) acquires ownership of Company common stock that, together with common stock held by such person (or group), constitutes more than 50% of the total fair market value or voting power of Company common stock, but other than circumstances in which: additional common stock is acquired by any one person (or more than one person acting as a group) considered to own more than 50% of the total fair market value or voting power of Company common stock; or

•

The date that the board of directors determines that any person (or more than one person acting as a group, but other than any person or group considered to effectively control the Company) acquires or has acquired during a 12-month period 50% or more of the total voting power of Company common stock, or a majority of members of the board of directors is replaced over a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the appointment or election; or

•

The date that any person (or more than one person acting as a group) acquires or has acquired during a 12-month period assets from the Company that have a total gross fair market value of at least 50% of the total fair market value of all Company assets, but other than a transfer: (i) to an entity controlled by the Company’s stockholders immediately after the transfer; or (ii) of assets to a Company stockholder in exchange for or with respect to Company common stock, or to an entity, at least 50% of the total value or voting power of which is owned by the Company, or to a person (or more than one person acting as a group) that owns at least 50% of the total value or voting power of all outstanding Company common stock, or to an entity owned by such person (referenced in the immediately preceding clause) as to at least 50% of its total value or voting power.

44	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

However, the acquisition by TD Bank Group of Company common stock or substantially all of the Company’s assets will not be considered a change in control.

President, Retail Distribution – Peter J. deSilva

Mr. deSilva entered into a term sheet, effective September 18, 2017, to become the Company’s President, Retail Distribution. Below is a brief summary of certain terms of his agreement. Severance benefits under his term sheet are summarized further below under the section titled “Summary Table – Potential Payments Upon Termination or Change in Control.”

Term Sheet

Provision	Summary

Position	President, Retail Distribution

Base Salary	$650,000

Annual Cash Incentive	Participation in MIP with annual cash incentive target of $1,000,000

Equity Compensation

Participation in LTIP

•  RSU award covering 11,434 shares granted September 20, 2017, scheduled to vest on September 20, 2020, and RSU award covering 11,434 shares granted September 20, 2017, scheduled to vest on September 20, 2022, in each case subject to continued employment with the Company through such date

•  Equity component of annual incentive award under the MIP with a target of $1,000,000

Conditions to Receipt of Termination Payments and Benefits

As a condition to Mr. deSilva receiving severance payments, he is required to enter into a separation and release of claims agreement and is required to abide by non-competition and non-solicitation covenants for a period of two years from the date of termination

Certain Definitions Under Mr. deSilva’s Term Sheet

“Cause” generally means the occurrence of any of the following:

•

the failure by Mr. deSilva to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. deSilva in conduct which is materially injurious to the Company, monetarily or otherwise;

•	misconduct to the extent that in the reasonable judgment of the Company, Mr. deSilva’s credibility or reputation no longer conforms to the standard appropriate for the Company’s executives; or

•	Mr. deSilva’s breach of any restrictive covenants to which he is subject.

“Change in control” generally has the same meaning as provided under the LTIP.

SAR Award Agreement

Mr. deSilva entered into a SAR award agreement dated January 1, 2016 with Scottrade (before our acquisition of Scottrade). The SAR award agreement provided that, for each of calendar years 2016 and 2017, Mr. deSilva would become eligible to receive a cash bonus determined based on Scottrade’s consolidated pre-tax earnings. Cash bonus amounts are paid in three, equal, annual installments, with the first installment paid on the last day of the applicable year of performance, in each case subject to Mr. deSilva’s continued employment through the end of the applicable year. In the event of a termination of Mr. deSilva’s employment as a result of his death or disability, or termination by Scottrade or any of its affiliates (including the Company) without cause, any cash bonuses that have not yet vested under the SAR award based on Mr. deSilva’s continued employment, will accelerate vesting in full and become payable to him. In connection with the Company’s acquisition of Scottrade, Mr. deSilva became eligible to receive, and was paid, an amount equal to $4,087,423. Other than these cash bonuses, following the closing of the Company’s acquisition of Scottrade, no new amounts of cash bonuses will become eligible to be earned or paid under Mr. deSilva’s SAR award.

TD Ameritrade 2019 Proxy Statement	45

Executive Compensation and Related Information

Summary Table – Potential Payments Upon Termination or Change in Control

The following table summarizes potential payments upon termination or change in control for the named executive officers who were still serving as executive officers as of September 30, 2018. Each of the named executive officers will be entitled to receive change in control benefits only if his employment is terminated in connection with or following a change in control. “Cause” and “good reason,” where applicable, are defined above in the summary of employment agreements for Messrs. Hockey, Boyle and deSilva and any applicable award agreements. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•

As required by SEC rules, we assume the triggering event causing the payment occurred on September 28, 2018, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $52.83, the closing market price on that date.

•

We treat all amounts of base salary and annual cash incentive that were earned and accrued, including unused vacation, as of the date of the triggering event as paid immediately prior to the triggering event.

These payments and benefits are payable by the Company (or its successor as applicable, in the case of any payments and benefits occurring after a change in control).

Name	Event of Termination	Salary, Bonus and Cash Severance(4) ($)	Option Awards ($)	RSU Awards(5) ($)		PRSU Awards(7) ($)		Other Benefits and Perquisites ($)		Total ($)

Tim Hockey(1)(2)	Termination without cause or resignation for good reason (including following a change in control), death or disability	5,443,700	6,255,373	8,803,961		16,860,219		23,536		37,386,789

Stephen J. Boyle(2)	Termination without cause (including following a change in control), retirement	2,140,385	—	1,042,019		3,194,472		11,636	(8)	6,388,512

	Death or disability	—	—	1,042,019		3,194,472		—		4,236,491

Peter J. deSilva(3)	Termination without cause within 24 months after a change in control	2,798,485	—	1,226,396		1,505,549		7,944		5,538,374

	Termination without cause	2,798,485	—	327,123	(6)	—	(6)	7,944		3,133,552

	Resignation for good reason within 12 months following a change in control	1,650,000	—	1,226,396		1,505,549		7,944		4,389,889

	Resignation for good reason	1,650,000	—	327,123	(6)	—	(6)	7,944		1,985,067

	Death or disability	—	—	1,226,396		1,505,549		—		2,731,945

Thomas A. Nally	Termination without cause within 24 months after a change in control	2,907,692	—	1,579,247		4,449,078		11,971	(9)	8,947,988

	Termination without cause	2,907,692	—	1,052,796	(6)	435,953	(6)	11,971	(9)	4,408,412

	Death or disability	—	—	1,579,247		4,449,078		—		6,028,326

Steven M. Quirk	Termination without cause within 24 months after a change in control	1,036,538	—	1,424,825		3,211,958		15,894	(9)	5,689,215

	Termination without cause	1,036,538	—	949,831	(6)	397,440	(6)	15,894	(9)	2,399,703

	Death or disability	—	—	1,424,825		3,211,958		—		4,636,783

46	TD Ameritrade 2019 Proxy Statement

Executive Compensation and Related Information

(1)

Under Mr. Hockey’s employment agreement, Mr. Hockey will receive a lump sum cash payment equal to (a) 24 months of his base salary and (b) 24 months of his average annual cash incentive payments for the prior two years. Mr. Hockey’s employment agreement also provides for payout, if any, based on actual performance, of a prorated portion of his cash incentive for the year of termination of employment. Mr. Hockey’s actual cash incentive earned for the full fiscal year 2018 was $2,650,050. In addition, under his employment agreement, Mr. Hockey will accelerate vesting with respect to all time-based RSUs, and will continue vesting in any options, PRSUs (based on actual performance), and other RSUs without regard to continued service requirements. Further, his options will remain outstanding for the remainder of its term. The amount under Other Benefits and Perquisites for Mr. Hockey is the estimated employer portion of premium costs for the continuation of medical and dental coverage under COBRA for a period of two years after the termination date that he would receive under his employment agreement.

(2)

As of September 28, 2018, of the named executive officers, only Mr. Boyle was eligible for retirement with respect to the retirement-related vesting benefits under the RSU and PRSU award agreements. Under Mr. Hockey’s employment agreement, if Mr. Hockey resigns due to his voluntary retirement after the five-year anniversary of his becoming the Company’s CEO, then he will receive continued vesting of his options and PRSUs without regard to any continued service requirement, and his options will remain exercisable for the remaining portion of its original term. Mr. Hockey was not eligible to receive these vesting benefits had he voluntarily resigned on September 28, 2018.

(3)

Under Mr. deSilva’s term sheet, Mr. deSilva will receive continued payments of base salary for 12 months and a lump sum cash bonus payment of $1,000,000 (which is the cash portion of his annual incentive at target). Mr. deSilva’s SAR award agreement provides that in the event of Mr. deSilva’s death or disability, or a termination of his employment without cause, any cash bonus amount that has accrued under the SAR award (but for which the continued employment requirement has not yet been satisfied) will become payable to him in full.

(4)

Other than with respect to Messrs. Hockey and deSilva, the amounts represent the cash severance payments under Messrs. Boyle’s term sheet agreement or minimum cash severance payments with respect to the other named executive officers under the Company’s executive compensation practices, in each case consisting of (a) four weeks of base salary for each completed year of service up to a maximum of 104 weeks and (b) four weeks of annual cash incentive for each completed year of service calculated based on target performance up to a maximum of 104 weeks. The Company’s executive compensation practices also provide for prorated payment of the cash portion of the named executive officer’s annual incentive based on actual performance. The actual cash incentive earned for the full fiscal year 2018 by each of Messrs. Nally and Quirk was $1,460,925 and $1,053,225, respectively.

(5)

RSU awards accelerate vesting as described further above except, with respect to Mr. Hockey, as specified in his employment agreement (as described in the footnote above), or with respect to Mr. Boyle, as specified in his term sheet agreement. Mr. Boyle’s term sheet agreement contemplates that RSU awards will vest: (i) upon a termination by the Company without cause, as to a prorated portion based on the number of full, 12-month periods of service completed during the vesting period, or (ii) upon a termination within 12 months after a change in control, in full. However, Mr. Boyle is eligible for retirement under the applicable RSU award agreements. Accordingly, upon any termination by the Company without cause, his RSU awards will vest in full.

(6)	Vesting occurs on a prorated basis, as described further above.

(7)

Amounts represent PRSU awards at target levels. Amounts include the PRSU awards granted to named executive officers on November 22, 2016, November 29, 2017 and December 5, 2018. Under the terms and conditions of the applicable PRSU award agreements, PRSU awards are treated as described further above. To the extent PRSUs remain outstanding and eligible to vest based on actual performance after the termination of the named executive officer’s employment, the amounts shown assume actual performance satisfies the applicable performance criteria at target. However, any vesting based on actual performance may range from 80% to 120% of target, depending on the extent of achievement of the applicable performance criteria.

(8)

Under Mr. Boyle’s term sheet agreement, this represents the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for a period of 12 months after employment termination.

(9)

The amounts represent the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for each of Messrs. Nally and Quirk, based on the Company’s executive compensation practices providing for this benefit over a period equal to one month for each completed year of service, with a minimum of 6 months and a maximum of 18 months. As of September 28, 2018, Messrs. Nally and Quirk had completed 24 and 11 years of service, respectively.

TD Ameritrade 2019 Proxy Statement	47

Executive Compensation and Related Information

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee.

The annual total compensation of our median employee, excluding our CEO, for our fiscal year 2018 was $87,721.

The annual total compensation of our CEO for our fiscal year 2018 was $8,577,509.

The ratio of the annual total compensation of our CEO to that of our median employee for our fiscal year 2018 was estimated to be 98 to 1.

The median employee generally is the employee whose annual total compensation is at the midpoint of our employees, ranked in order of their compensation amounts. We used W-2 compensation as the compensation measure for determining our median employee, as permitted by the SEC rules. We reviewed the W-2 compensation information for the approximately 9,291 individuals who, for purposes of this disclosure, as of September 30, 2018, the last day of our fiscal year 2018, were employed by us and were located in the U.S., excluding our CEO.

We excluded all of our approximately 17 employees who are located outside of the U.S., including approximately six employees in Hong Kong and 11 employees in Singapore. Our non-U.S. employees constituted less than 5% of our estimated total of 9,308 employees as of September 30, 2018.

Based on W-2 compensation information, we identified a small subset of employees whose compensation was closest to or constituted the median W-2 compensation amount. We then calculated the fiscal year 2018 annual total compensation of each employee in the subset in a manner consistent with the SEC rules for determining the compensation of our named executive officers disclosed in the Summary Compensation Table. The employee whose annual total compensation was at the median of the subset was selected as the median employee whose annual total compensation was compared to the annual total compensation of our CEO for purposes of the ratio set forth above. We did not make any cost of living adjustments.

48	TD Ameritrade 2019 Proxy Statement

Stock Ownership and Related Information

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 561,142,554 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the named executive officers, by current directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock and by all current executive officers and directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. RSUs held by our directors and officers and PRSUs held by our officers are included below, but do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors and officers are included below, but do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is: TD Ameritrade Holding Corporation, 200 South 108th Avenue, Omaha, Nebraska 68154.

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
Directors and Executive Officers
Joseph H. Moglia, Chairman	125,000	*
Tim Hockey,(1) President, CEO, Director	865,377	*
Stephen J. Boyle,(2) Executive Vice President, CFO	182,450	*
Peter J. DeSilva,(3) Executive Vice President, Retail Distribution	56,850	*
Thomas A. Nally,(4) Executive Vice President, Institutional Services	182,336	*
Steven M. Quirk,(5) Executive Vice President, Trading and Education	98,623	*
Lorenzo A. Bettino,(6) Director	15,736	*
V. Ann Hailey,(7) Director	9,685	*
Brian M. Levitt,(8) Director	13,993	*
Karen E. Maidment,(9) Director	67,811	*
Bharat B. Masrani, Director	—	*
Irene R. Miller,(10) Director	9,507	*
Mark L. Mitchell,(11) Director	57,242	*
Wilbur J. Prezzano,(12) Director	114,921	*
Todd M. Ricketts,(13) Director	457,804	*
Allan R. Tessler,(14) Director	74,998	*
All Directors and Executive Officers as a group(15) (17 persons)	2,463,381	*

TD Ameritrade 2019 Proxy Statement	49

Stock Ownership and Related Information

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
5% Stockholders
The Toronto-Dominion Bank(16) Toronto-Dominion Centre P.O. Box 1 Toronto, Ontario, Canada M5K IA2	233,993,484	41.7%
T. Rowe Price Associates, Inc.(17) P.O. Box 89000 Baltimore, MD 21289	74,489,572	13.3%
J. Joe Ricketts,(18) Founder C/O Hugo Enterprises LLC 1395 S. Platte River Drive Denver, CO 80223	36,174,906	6.4%

*	Less than 1% of the issued and outstanding shares.

(1)	Consists of 377,436 shares issuable upon the exercise of options exercisable within 60 days of the Record Date, 167,621 RSUs and 320,320 PRSUs.

(2)

Consists of 9,558 shares held by Mr. Boyle directly, 112,205 shares held for the benefit of Mr. Boyle in a deferred compensation account under the Company’s Executive Deferred Compensation Program and 60,687 PRSUs.

(3)	Consists of 5,000 shares held by Mr. deSilva directly, 23,348 RSUs and 28,502 PRSUs.

(4)	Consists of 97,804 shares held by Mr. Nally directly and 84,532 PRSUs.

(5)	Consist of 37,588 shares held by Mr. Quirk directly, and 61,035 PRSUs.

(6)	Consists of 11,272 shares held by Mr. Bettino directly, 2,360 RSUs, and 2,104 stock units held in a deferred compensation account for Mr. Bettino.

(7)	Consists of 2,360 RSUs and 7,325 stock units held in a deferred compensation account for Ms. Hailey.

(8)	Consists of 5,000 shares held by Mr. Levitt directly, 2,360 RSUs and 6,633 stock units held in a deferred compensation account for Mr. Levitt.

(9)	Consists of 3,582 shares held by Ms. Maidment directly, 2,360 RSUs and 61,869 stock units held in a deferred compensation account for Ms. Maidment.

(10)	Consists of 7,147 shares held by Ms. Miller directly and 2,360 RSUs.

(11)	Consists of 26,585 shares held by Mr. Mitchell directly, 2,360 RSUs and 28,297 stock units held in a deferred compensation account for Mr. Mitchell.

(12)	Consists of 63,441 shares held by Mr. Prezzano directly, 2,360 RSUs and 49,120 stock units held in a deferred compensation account for Mr. Prezzano.

(13)

Consists of 175,671 shares held by Mr. Todd M. Ricketts directly, 2,360 RSUs, 7,769 shares held by Mr. Ricketts’ spouse and 272,004 shares held in trusts for the benefit of Mr. Ricketts’ spouse and children.

(14)

Consists of 62,638 shares held by Mr. Tessler directly, 2,360 RSUs and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole stockholder of International Financial Group, Inc.

(15)

Includes 1,028,382 shares of common stock, 377,436 shares issuable upon the exercise of options exercisable within 60 days of the Record Date, 790,010 RSUs and PRSUs and 267,553 stock units held in deferred compensation accounts.

(16)

Based on Schedule 13D/A filed on September 20, 2017 by TD, TD Group US Holdings LLC, a wholly-owned subsidiary of TD, and TD Luxembourg International Holdings S.a.r.l., a wholly-owned subsidiary of TD Group US Holdings LLC.

(17)

Based on a Form 13F filed on November 14, 2018 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 25,987,803 shares and no voting authority with respect to 48,501,769 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole voting power to vote the securities. For purposes of the 1934 Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(18)

Based on Schedule 13G filed on February 3, 2016 by Mr. J. Joe Ricketts. Does not include 13,873,725 shares held by Mr. Ricketts’ spouse, Marlene M. Ricketts, of which Mr. Ricketts disclaims beneficial ownership.

50	TD Ameritrade 2019 Proxy Statement

Stock Ownership and Related Information

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, certain Ricketts stockholders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and provisions relating to board of directors composition, stock ownership, transfers by TD, voting and various other matters. On December 4, 2013, the Company entered into Amendment No. 5 to the Stockholders Agreement, which extended the term of the Stockholders Agreement until January 24, 2021 and provided that, as of January 24, 2016, the Ricketts stockholders would cease to be parties to the Stockholders Agreement and subject to any of its terms (the “Ricketts Cessation”).

Governance of TD Ameritrade. The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, one of whom is the CEO of the Company and the remainder of whom are outside independent directors. The outside independent directors are nominated by the OID Committee, subject to TD’s right to reject such nominees on a reasonable basis. The number of directors designated by TD depends on it maintaining specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five.

In 2013, the Ricketts stockholders’ ownership decreased, resulting in a decrease in the number of directors that they were entitled to designate from two to one. The vacancy created by this decrease was filled by Mr. Bettino, an outside independent director, in accordance with the terms of the Stockholders Agreement. In May 2014, Mr. Moglia met the requirements for independence and was designated as an outside independent director.

On December 22, 2015, Mr. Todd M. Ricketts was elected as a member of the board of directors as an outside independent director, effective February 18, 2016, obviating the requirement under the Stockholders Agreement that Mr. Ricketts resign from the board of directors immediately prior to the 2016 annual meeting of stockholders in connection with the Ricketts Cessation.

The Stockholders Agreement provides, subject to applicable laws and certain conditions and exceptions, that the Company shall cause each committee of its board of directors to consist of two of the directors designated by TD, and three outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s maintenance of specified ownership thresholds. TD has agreed to vote its shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership. TD is permitted to exercise voting rights only with respect to up to 45% of the outstanding shares of common stock of the Company for the remaining term of the Stockholders Agreement. Under the Stockholders Agreement (beginning January 24, 2016) if the Company’s stock repurchases cause TD’s ownership percentage to exceed 45%, TD shall use reasonable efforts to sell or dispose of such excess stock, subject to TD’s commercial judgment as to the optimal timing, amount and method of sales with a view to maximizing proceeds from such sales. TD has no absolute obligation to reduce its ownership percentage to 45% by the termination of the Stockholders Agreement. However, prior to and following the termination of the Stockholders Agreement, TD will either not vote any such excess stock or, at the discretion of the Company, vote any such excess stock on any matter in the same proportions as all the outstanding shares of stock held by holders other than TD and its affiliates are voted. In no event may the Company repurchase shares of its common stock that would result in TD’s ownership percentage exceeding 47%.

The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD.

Right to Purchase Securities. TD has the right to purchase up to its respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD alternative structures in which a portion of such shares would be sold to TD, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions. The Stockholders Agreement generally prohibits TD from transferring shares of common stock, absent approval of the OID Committee, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions.

TD Ameritrade 2019 Proxy Statement	51

Stock Ownership and Related Information

As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide certain non-audit services.

Information Rights. Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares. If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants. Subject to specified exceptions, the Stockholders Agreement generally provides that TD and its affiliates may not participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. TD and its affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) as a result of a business combination transaction approved by the Company’s board of directors and involving an entity not more than 75% of whose consolidated revenues were generated by one or more insured depository institutions and as to which (a) TD has elected to acquire such entity’s insured depository institutions at a price mutually agreed between the Company and TD, (b) the Company divests or causes the seller to divest completely such insured depository institution before closing, or (c) TD otherwise consents to the business combination transaction with such entity, or (2) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

Termination of the Stockholders Agreement. The Stockholders Agreement will terminate in its entirety, upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) January 24, 2021, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of the Company’s common stock, unless the board of directors recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of directors of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under clause (d), (e) or (f) above, TD will be prohibited from acquiring shares of the Company’s common stock that would cause its aggregate ownership to exceed 45% except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to the 1934 Act, the Company has not identified any late filings by a Section 16(a) Reporting Person.

52	TD Ameritrade 2019 Proxy Statement

Stock Ownership and Related Information

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions. The board of directors has adopted a written Related Party Transactions Policy covering the review and approval or ratification of any transaction, arrangement or relationship involving the Company or any of its subsidiaries, with a value of $120,000 or more per fiscal year, and in which any related party had, has or will have a direct or indirect material interest required to be disclosed under applicable SEC rules. Related parties are our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members. Under the policy, the OID Committee reviews related party transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a related party transaction, the OID Committee will consider, among other factors determined to be appropriate, the following factors (to the extent relevant to the related party transaction):

•	whether the terms of the related party transaction are fair to the Company and are no less favorable than terms that would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship.

Nothing in the policy supersedes or modifies any contractual rights or obligations provided in the Stockholders Agreement.

Transactions with Related Parties

The Company transacts business and has extensive relationships with TD and certain of its affiliates. The following table describes transactions between the Company and related persons, including TD and its affiliates, for fiscal year 2018, or any currently proposed transaction in which the Company was or is to be a participant, in which the amount involved exceeds or could reasonably be expected to exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2018	Other Information
Insured Deposit Account Agreement	U.S. bank subsidiaries of TD make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts, and the Company provides marketing, recordkeeping and support services with respect to the money market deposit accounts. In exchange for providing these services, the Company is paid an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee and the cost of FDIC insurance premiums. The Company and TD entered into Amendment No. 1 to the Insured Deposit Account Agreement to address the treatment of Scottrade brokerage accounts following the closing of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2016, by and among Scottrade, Rodger O. Riney, as Voting Trustee of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012, created under the Voting Trust Agreement dated December 31, 2012, as amended on January 21, 2016 and the Company.	$1,426 million of bank deposit account fee revenue	(1)
Mutual Fund Agreements	Certain mutual funds of a TD affiliate receive distribution and marketing support from the Company.	$17 million of investment product fee revenue	(2)

TD Ameritrade 2019 Proxy Statement	53

Stock Ownership and Related Information

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2018	Other Information
Referral and Strategic Alliance Agreement	A wholly-owned subsidiary of TD promotes the brokerage services of TD Ameritrade, Inc., and another TD wholly- owned subsidiary referred existing brokerage clients to TD Ameritrade, Inc.	$4.8 million of other expense	(3)
Trading Platform Hosting and Services Agreement	TD Waterhouse Canada Inc. (“TDW Canada”), a wholly owned subsidiary of TD, uses the thinkorswim trading platform, and TD Ameritrade, Inc. provides the services to support the platform.	$4.5 million of other revenue	(4)
TD Waterhouse Canada Order Routing Agreement	TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of the Company, provides certain order routing services to TDW Canada.	$4.2 million of other revenue	(5)
Cash Management Services Agreement	TD Bank USA, N.A. (“TD Bank USA”), a wholly-owned subsidiary of TD, provides cash management services to clients of TD Ameritrade, Inc.	$2.3 million of clearing and execution costs	(6)
Transition Services Agreement	In connection with the closing of the Merger Agreement on September 18, 2017, TD and the Company each provide the other with transition services to substantially the same level in all material respects as provided by Scottrade or Scottrade Bank prior to the closing. In addition, the Company will be reimbursing TD for employment costs for up to 18 months for employees of Scottrade who perform transition services.	$2.2 million of revenue	(7)
Securities Borrowing and Lending	TD Securities, Inc., an affiliate of TD, and the Company engage in securities borrowing and lending in connection with the Company’s brokerage business.	$1.7 million of net interest revenue	(8)
Master Selected Dealers Agreement	TD Securities (USA) LLC (“TDS”), a wholly-owned subsidiary of TD, and TD Ameritrade, Inc., are party to a master selected dealer agreement to facilitate the distribution of initial public offering SEC registered securities to TD Ameritrade, Inc.’s clients.	$0.6 million in commissions and transaction fee revenue	(9)
Revolving Credit Facility	TDAC entered into a revolving credit agreement in the aggregate principal amount of $600 million, and an affiliate of TD participates as a lender on terms no more favorable than the terms of the other lenders participating in each of the revolving credit agreements, including receiving an upfront fee percentage the same as those payable to the other lenders participating in the revolving credit agreement and a customary commitment fee, as well as customary expense reimbursement.	$0.2 million of interest expense	(10)
Sublease Agreements	The Company and TD are parties to sublease agreements where the Company and TD sublease building space to each other for administrative and operational purposes.	(11)	(11)
Margin Accounts	Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company, as permitted by applicable law.	(12)	(12)
Trademark License Agreement	The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity.	(13)	(13)
URL License Agreement	TD owns Internet domain names licensed to the Company.	(14)	(14)
Registration Rights Agreement	In connection with the closing of Merger Agreement on September 18, 2017, TD, and certain Ricketts stockholders entered into a registration rights agreement with certain customary registration rights with respect to their respective shares of Company common stock.	(15)	(15)

54	TD Ameritrade 2019 Proxy Statement

Stock Ownership and Related Information

(1)

The Company is party to an insured deposit account (“IDA”) agreement, under which TD Bank USA and TD Bank, N.A. (together, the “TD Depository Institutions”) make available to clients of the Company FDIC-insured (up to specified limits) money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Company provides marketing, recordkeeping and support services for the TD Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the TD Depository Institutions pay the Company an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums.

The current IDA agreement became effective as of January 1, 2013 and had an initial term expiring July 1, 2018. It is automatically renewable for successive five-year terms, provided that it may be terminated by either the Company or the TD Depository Institutions by providing written notice of non-renewal at least two years prior to the initial expiration date or the expiration date of any subsequent renewal period. Notice of non-renewal was not provided by either party, therefore the IDA agreement automatically renewed for an additional five- year term on July 1, 2018.

The fee earned on the IDA agreement is calculated based on two primary components: (a) the yield on fixed-rate “notional” investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio (including any adjustments required to adjust the variable rate leg of such swaps to a one-month reset frequency and the overall swap payment frequency to monthly) and (b) the yield on floating-rate investments. As of September 30, 2018, the IDA portfolio was comprised of approximately 78% fixed-rate notional investments and 22% floating rate investments.

The IDA agreement provides that the Company may designate amounts and maturity dates for the fixed-rate notional investments in the IDA portfolio, subject to certain limitations. For example, if the Company designates that $100 million of deposits be invested in 5-year fixed-rate investments, and on the day such investment is confirmed by the TD Depository Institutions the prevailing fixed yield for the applicable 5-year U.S. dollar LIBOR-based swaps is 1.45%, then the Company will earn a gross fixed yield of 1.45% on that portion of the portfolio (before any deductions for interest paid to clients, the servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums). In the event that (1) the federal funds effective rate is established at 0.75% or greater and (2) the rate on 5-year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20 consecutive business days, then the rate earned by the Company on new fixed-rate notional investments will be reduced by 20% of the excess of the 5-year U.S. dollar swap rate over 1.50%, up to a maximum of 0.10%.

The yield on floating-rate investments is calculated daily based on the greater of the following rates published by the Federal Reserve: (1) the interest rate paid by Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D and (2) the daily effective federal funds rate.

The interest rates paid to clients are set by the TD Depository Institutions and are not linked to any index. The servicing fee to the TD Depository Institutions under the IDA agreement is equal to 25 basis points on the aggregate average daily balance in the IDA accounts, subject to adjustment as it relates to deposits of less than or equal to $20 billion kept in floating-rate investments or in fixed-rate notional investments with a maturity of up to 24 months (“short-term fixed-rate investments”). For such floating-rate and short-term fixed-rate investments, the servicing fee is equal to the difference of the interest rate earned on the investments less the FDIC premiums paid (in basis points), divided by two. The servicing fee has a floor of 3 basis points (subject to adjustment from time to time to reflect material changes to the TD Depository Institutions’ leverage costs) and a maximum of 25 basis points.

In the event the marketing fee computation results in a negative amount, the Company must pay the TD Depository Institutions the negative amount. This effectively results in the Company guaranteeing the TD Depository Institutions revenue equal to the servicing fee on the IDA agreement, plus the reimbursement of FDIC insurance premiums. The marketing fee computation under the IDA agreement is affected by many variables, including the type, duration, principal balance and yield of the fixed-rate and floating-rate investments, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative marketing fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the marketing fee calculation to result in a negative amount is remote. In the event the Company withdraws a notional investment prior to its maturity, the Company is required to reimburse the TD Depository Institutions an amount equal to the economic replacement value of the investment, as defined in the IDA agreement.

Under Amendment No. 1 to the IDA agreement (“IDA Amendment”), which became effective on the closing of the Merger Agreement on September 18, 2017 with respect to Scottrade brokerage accounts, the parties will cause: (1) the funds of Scottrade clients held in other money market sweep accounts prior to closing to be withdrawn and deposited with TD’s money market deposit accounts within a specified number of days following closing or following the maturity date of the deposits (depending on the type of deposit), (2) new funds deposited by Scottrade clients after closing to be deposited with TD’s money market deposit accounts, (3) the existing funds of Scottrade clients in excess of the FDIC deposit insurance limits to be deposited into master accounts with TD, and (4) if the Company elects to sweep any uninsured deposits to a bank other than TD, the Company will sweep a certain amount of uninsured deposit accounts from its other client accounts to TD for a period of time that term funds remain at Scottrade’s program banks. For the complete IDA Amendment agreement, see Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2018.

(2)

The Company and an affiliate of TD are parties to a transfer agency agreement and a shareholder services agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients. The Company performs certain distribution and marketing support services and acts as a transfer agent with respect to those funds. In consideration for offering the funds, performing the distribution and marketing support services and acting as a transfer agent, an affiliate of TD compensates the Company in accordance with the provisions of the agreements. The transfer agency agreement may be terminated by an affiliate of TD upon 60 days’ prior written notice and by the Company upon one year’s prior written notice. The shareholder services agreement may be terminated by either party upon 15 days’ notice.

(3)

TD Ameritrade, Inc. is a party to a referral and strategic alliance agreement with TD Bank, N.A. and TD Wealth Management Services, Inc. (“TDWMS”), a wholly-owned subsidiary of TD. The strategic alliance agreement had an initial term of five years beginning February 1, 2010 and is automatically renewable for successive three-year terms, provided that it may be terminated by any party upon 180 days’ prior written notice. Under the agreement, TD Bank, N.A. promotes TD Ameritrade, Inc.’s brokerage services to its clients using a variety of marketing and referral programs and TDWMS referred its existing brokerage account clients to TD Ameritrade, Inc. while TDWMS discontinued its brokerage operations. TD Bank, N.A. clients that open

TD Ameritrade 2019 Proxy Statement	55

Stock Ownership and Related Information

brokerage accounts at TD Ameritrade, Inc. and TDWMS clients that elected to transfer their accounts to TD Ameritrade, Inc. are considered program clients. TD Ameritrade, Inc. retains a fee for providing brokerage services to the program clients, and the program’s net margin is shared equally between TD Ameritrade, Inc. and TD Bank, N.A.

(4)

On June 11, 2009, immediately following the closing of the Company’s acquisition of thinkorswim Group Inc. (“thinkorswim”), the Company completed the sale of thinkorswim Canada, Inc. (“thinkorswim Canada”) to TDW Canada. In connection with the sale of thinkorswim Canada, the Company and TDW Canada entered into a trading platform hosting and services agreement. The agreement had an initial term of five years beginning June 11, 2009 and automatically renews for additional periods of two years, unless either party provides notice of non-renewal to the other party at least 90 days prior to the end of the then-current term. Under the agreement, TDW Canada uses the thinkorswim trading platform and TD Ameritrade, Inc. provides the services to support the platform. In consideration for the performance by TD Ameritrade, Inc. of all its obligations under this agreement, TDW Canada pays TD Ameritrade, Inc., on a monthly basis, a fee based on average client trades per day and transactional revenues.

(5)

The order routing agreement automatically renews for successive one-year terms on October 31 of each year, provided that it may be terminated by either party upon 90 days’ prior written notice. Under the agreement, TDAC provides TDW Canada order routing services for U.S. equity and option orders to U.S. brokers and market centers with which TDW Canada has order execution arrangements. TDAC retains a percentage of the net order routing revenue it receives on TDW Canada trades and remits the remainder to TDW Canada.

(6)

In exchange for cash management services provided by TD Bank USA to clients of TD Ameritrade, Inc., the Company pays service-based fees agreed upon by the parties. This agreement will continue in effect as long as the IDA agreement remains in effect, provided that it may be terminated by TD Ameritrade, Inc. without cause upon 60 days’ prior written notice to TD Bank USA.

(7)

The amount paid by each party is based on a cost-plus methodology. The agreement provides for customary termination rights, including for breach or if legally required. In no event will either party be liable to the other for indemnification or otherwise under the agreement for any amount in excess of (1) $15 million in the aggregate, for indemnification claims in respect of damages paid to third parties or (2) aggregate fees actually received under the agreement for all other claims.

(8)

In connection with its brokerage business, the Company engages in securities borrowing and lending with TD Securities, Inc. (“TDSI”). The transactions with TDSI are subject to the same collateral requirements as transactions with other counterparties.

(9)

TD Ameritrade, Inc. and TDS entered into a master selected dealers agreement to facilitate the distribution of initial public offering SEC registered securities, including debt securities, warrants or other securities with payment of principal and interest, which may include securities issued by TD, to TD Ameritrade, Inc.’s clients. The Agreement provides for TDS, as lead agent or as lead or co-manager of an underwriting syndicate, to invite TD Ameritrade, Inc. to act as one of several selected dealers in a public offering. When invited to participate in an offering, TD Ameritrade, Inc. commits to purchase from TDS, an allocated amount of the new issue securities. The Agreement may be terminated by either party for any reason upon five business day’s written notice to the other party. As a selected dealer, TD Ameritrade, Inc. receives a selling concession on the securities it sells to its clients. The lead agent or lead or co-manager of the underwriting syndicate sets the selling concession for the offering. The pricing of the offering, including the selling concession, is based on the nature of the issuer, the features of the new issue offered, and market conditions.

(10)

For additional information about the revolving credit facilities, see Note 10 — Long-term Debt and Other Borrowings under Item 8, Financial Statements and Supplementary Information — Notes to Consolidated Financial Statements to the Company’s Annual Report on Form 10-K filed with the SEC on November 16, 2018.

(11)	Under these sublease agreements, the Company incurred $0.3 million of sub-lease rental income and recognized $0.5 million of occupancy and equipment costs during fiscal 2018.

(12)

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company as permitted by applicable law. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

(13)

The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The Company is required to use the TD Ameritrade name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD Ameritrade name in the U.S. in corporate identity and marketing materials.

The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD Ameritrade” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisors. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisors in the U.S., as so restricted by the Stockholders Agreement.

TD and the Company jointly own the TD Ameritrade name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD Ameritrade name. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD Ameritrade trademark.

The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD Ameritrade name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.

The trademark license agreement had an initial term of 10 years beginning June 22, 2005 and is automatically renewable for additional periods of 10 years, unless earlier terminated pursuant to the terms of the agreement.

56	TD Ameritrade 2019 Proxy Statement

Stock Ownership and Related Information

(14)

TD and the Company are party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TD Waterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TD Waterhouse websites. The original term of the URL license agreement went until January 24, 2016 and has been mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

(15)

Under the Registration Rights Agreement, each of TD and the Ricketts stockholders are entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to their respective shares of Company common stock, subject to certain customary limitations (including minimum offering size and maximum number of demands and underwritten shelf takedowns within certain periods).

TD Ameritrade 2019 Proxy Statement	57

Proposal No. 2 — Advisory Vote to Approve Executive Compensation

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total compensation for each of our executive officers is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

As required by Section 14A of the 1934 Act, we are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote to approve executive compensation proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2023 annual meeting of stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles. At the 2018 annual meeting of stockholders, our stockholders approved the say-on-pay proposal with more than 99% of the total votes cast voting in favor.

As this is an advisory vote, the result will not be binding on the Company, the board of directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

58	TD Ameritrade 2019 Proxy Statement

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2019. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the ratification of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.

Representatives of EY are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Fees Paid to Independent Auditor

The following table presents fees billed by EY for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended September 30, 2018 and 2017, and fees for other services rendered by EY during those periods.

	2018	2017
Audit Fees	$5,457,812	$4,802,283
Audit-Related Fees	$1,065,735	$2,469,165
Tax Fees	$105,000	—
All Other Fees	$206,000	—
Total	$6,834,547	$7,271,448

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements included in the Company’s Form 10-K, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and the audits of our subsidiaries required by regulation.

Audit-Related Fees. Audit-related services include fees for third-party service organization internal control audit services, SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees. EY provided tax services in 2018 ($105,000). EY did not provide any tax services during 2017.

All Other Fees. EY provided services related to Third-Party Lifecycle Management ($206,000). EY did not provide any services resulting in Other Fees during 2017.

The Audit Committee considers whether the provision of audit-related, tax and other non-audit services are compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2018 and 2017 were compatible.

We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.

The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2018 and 2017, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

TD Ameritrade 2019 Proxy Statement	59

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 15, 2018. A copy of that report is set forth below.

November 15, 2018

The Board of Directors

TD Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for TD Ameritrade Holding Corporation and subsidiaries (“TD Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent Registered Public Accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of TD Ameritrade’s systems of internal control for the fiscal year ended September 30, 2018.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2018:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•

Discussed with the external auditors the matters requiring discussion under Public Company Accounting Oversight Auditing Standard No. 1301, Communications with Audit Committees (AS1301), and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•

Received written disclosures and letter from the external auditors required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD Ameritrade’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD Ameritrade Holding Corporation Audit Committee

Karen Maidment, Chair

Larry Bettino

Ann Hailey

Irene Miller

Mark Mitchell

Todd Ricketts

60	TD Ameritrade 2019 Proxy Statement

Submission of Stockholder Proposals

In order to be included in the Company’s Proxy Statement relating to its next annual meeting of stockholders, stockholder proposals must be received no later than September 2, 2019 by the secretary of the Company at the Company’s principal executive office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting of stockholders, including nominations of persons for election to the Board of Directors (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 16, 2019 and no later than November 15, 2019. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting of stockholders and the reason for conducting such business at the annual meeting of stockholders, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. SEC rules permit those persons we have named as proxies to vote in their discretion on stockholder proposals that are not submitted in compliance with the Company’s Bylaws, if such matters are brought before the annual meeting of stockholders notwithstanding such noncompliance.

TD Ameritrade 2019 Proxy Statement	61

Householding Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or separate copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address and we will make prompt delivery:

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

Attention: Investor Relations

(800) 669-3900

62	TD Ameritrade 2019 Proxy Statement

Annual Report

The Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2018 is provided with this Proxy Statement.

TD Ameritrade 2019 Proxy Statement	63

Other Matters

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors

Ellen L.S. Koplow,

Secretary

Omaha, Nebraska

December 31, 2018

64	TD Ameritrade 2019 Proxy Statement

Appendix A

TD AMERITRADE HOLDING CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

Non-GAAP Diluted EPS(1)	Fiscal Year Ended Sept. 30, 2018 Diluted EPS	Fiscal Year Ended Sept. 30, 2017 Diluted EPS
Diluted EPS - GAAP	$2.59	$1.64
Non-GAAP adjustments:
Amortization of acquired intangible assets	0.25	0.15
Acquisition-related expenses	0.78	0.17
Income tax effect of above adjustments	(0.28)	(0.12)
Non-GAAP diluted EPS	$3.34	$1.84

The term “GAAP” refers to generally accepted accounting principles in the United States.

(1)

Non-GAAP diluted earnings per share (EPS) is a non-GAAP financial measure as defined by SEC Regulation G. Non-GAAP EPS excludes the after-tax effect of amortization of acquired intangible assets, because management does not believe it is indicative of our underlying business performance, and acquisition-related expenses, because management believes these costs are not representative of the costs of running the Company’s on-going business. Non-GAAP diluted EPS should be considered in addition to, rather than as a substitute for diluted EPS.

A-1	TD Ameritrade 2019 Proxy Statement

200 South 108th Avenue Omaha, NE 68154 800.669.3900

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to amtd.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53695-P15849	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TD AMERITRADE HOLDING CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote
FOR ALL on the following proposal:
1.	ELECTION OF CLASS II DIRECTORS	☐	☐	☐
Nominees:
01) Bharat B. Masrani
02) Irene R. Miller
03) Todd M. Ricketts
04) Allan R. Tessler

The Board of Directors recommends that you vote FOR the following proposal:		For	Against	Abstain

2.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:		For	Against	Abstain

3.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019.	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or LLC, please sign in full corporate, partnership or LLC name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E53696-P15849

REVOCABLE PROXY OF HOLDERS

OF COMMON STOCK

TD AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 13, 2019 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby appoints each of Ellen L.S. Koplow, Stephen J. Boyle and Tim Hockey, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD Ameritrade Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 200 South 108th Avenue, Omaha, Nebraska, on Wednesday, February 13, 2019, at 9:00 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof, and to vote in his or her discretion on any other matters that may come before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE HEREIN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 13, 2019 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side